UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

Ingram Micro Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 5, 2013

To our shareholders:

We will hold our annual meeting of shareholders at our Santa Ana campus, 1600 East Saint Andrew Place, Santa Ana, California 92705, on Wednesday, June 5, 2013, at 10:00 a.m. local time. We are holding this meeting:

1.    To elect the eleven director nominees named in this proxy statement to our Board, each for a term of one year;

2.    To approve, on an advisory basis, the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures in this proxy statement;

3.    To approve an amendment to the Ingram Micro Inc. 2011 Incentive Plan;

4.    To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current year; and

5.    To transact any other business that properly comes before the meeting.

The shareholders of record at the close of business on April 9, 2013 will be entitled to vote at the meeting or any postponements or adjournments of the meeting. Whether or not you expect to attend, we urge you to sign, date and promptly return the enclosed proxy card in the enclosed postage prepaid envelope or vote via telephone or the Internet in accordance with the instructions on the enclosed proxy card. If you attend the meeting, you may vote your shares in person, which will revoke any prior vote.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on June 5, 2013: This Proxy Statement, along with the 2012 Annual Report to Shareholders, is online at www.edocumentview.com/im or, if you are a registered holder, at www.envisionreports.com/im.

Receive Proxy Materials Electronically: With your consent, we will send all future proxy voting materials to you by email. To enroll to receive future proxy materials online if you are a registered holder, please go to www.computershare.com/investor.

April 23, 2013

Santa Ana, California

By order of the Board of Directors,

Larry C. Boyd Executive Vice President, Secretary and General Counsel

i

1600 East Saint Andrew Place

Santa Ana, California 92705

PROXY STATEMENT

This proxy statement is furnished to you by the Board of Directors of Ingram Micro (the “Board”) and contains information related to the 2013 annual meeting of our shareholders to be held on Wednesday, June 5, 2013, beginning at 10:00 a.m., local time, at our Santa Ana campus, 1600 East Saint Andrew Place, Santa Ana, California 92705, and any postponements or adjournments thereof. The enclosed form of proxy is solicited by our Board. The date of this proxy statement is April 23, 2013. It is first being mailed to our shareholders on April 23, 2013.

References in this proxy statement to “we”, “us”, “our”, “the Company” and “Ingram Micro” refer to Ingram Micro Inc.

ABOUT THE MEETING

Purpose of the 2013 Annual Meeting

The purpose of the 2013 annual meeting is:

1.    To elect the eleven director nominees named in this proxy statement to our Board, each for a term of one year;

2.    To approve, on an advisory basis, the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures in this proxy statement;

3.    To approve an amendment to the Ingram Micro Inc. 2011 Incentive Plan;

4.    To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current year; and

5.    To transact any other business that properly comes before the meeting.

Quorum

A quorum is the minimum number of shares required to hold and transact business at a meeting. The presence in person or by proxy of the holders of a majority of the outstanding shares of common stock will constitute a quorum for the transaction of business at the meeting. Votes cast by proxy or in person at the meeting will be counted by the persons appointed by the Company to act as election inspectors for the meeting. The election inspectors will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions, however, do not constitute a vote “for” or “against” any matter and thus will be disregarded in the calculation of a plurality or of “votes cast”.

The election inspectors will treat shares referred to as “broker nonvotes” (i.e., shares held by a broker or nominee over which the broker or nominee lacks discretionary power to vote and for which the broker or nominee has not received specific voting instructions from the beneficial owner) as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Who May Vote

Holders of record of our Class A common stock at the close of business on April 9, 2013 (“Record Date”) may vote at the annual meeting. As of the Record Date, the Company had 152,389,765 issued and outstanding shares of Class A common stock. Each share of Ingram Micro common stock that you own entitles you to one vote.

How to Vote

You may vote in person at the meeting or by proxy. We recommend that you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

If you are a registered shareholder (meaning your name is included on the shareholder file maintained by our transfer agent, Computershare Trust Company, N.A.), you can vote by proxy in any of the following ways:

•

By Internet.  If you have Internet access, you may submit your proxy from any location in the world by following the “To vote over the Internet” instructions on the proxy card. The deadline for voting electronically is 3:00 a.m. (Pacific Time) on June 5, 2013.

•	By Telephone. You may submit your proxy by following the “To vote by telephone” instructions on the proxy card. The deadline for voting by telephone is 3:00 a.m. (Pacific Time) on June 5, 2013.

•

In Writing.  You may do this by signing your proxy card, or for shares held in street name, the voting instruction card included by your broker, bank or other nominee, and mailing it in the accompanying enclosed, pre-addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign, but do not provide instructions, we will follow the Board’s recommendations and vote your shares as described in the section entitled “Proposals You Are Asked to Vote on and the Board’s Voting Recommendation” below. The deadline for voting by mail is 3:00 a.m. (Pacific Time) on June 5, 2013 (your proxy card must be received by that time).

If your shares are held in the name of a bank, broker or other nominee, you will receive instructions from such nominee that you must follow in order for your shares to be voted.

If you participate in our 401(k) Investment Savings Plan (“Ingram Micro 401(k) Plan”), you may vote an amount of shares of common stock equivalent to the interest in common stock credited to your account as of the Record Date. You may vote by instructing Fidelity Investments, the trustee of the plan, pursuant to the instruction card being mailed with this proxy statement to plan participants. The trustee will vote your shares in accordance with your duly executed instructions if they are received by May 31, 2013. If you do not provide the trustee with your voting instructions, the trustee will not vote on your behalf.

How Proxies Work

Our Board is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may abstain from voting from any of the proposals. If you sign your proxy card but do not provide instructions, we will follow the Board’s recommendations and vote your shares as described in the section entitled “Proposals You Are Asked to Vote on and the Board’s Voting Recommendation” below.

Proposals You Are Asked to Vote on and the Board’s Voting Recommendation

If you properly fill in your proxy card and send it to us in time to vote, or vote by the Internet or telephone, one of the individuals named on your proxy card will vote your shares as your proxy and as you have directed. If you sign the proxy card but do not make specific choices, your proxy will follow the Board’s recommendations and vote your shares:

1.    “FOR” election of the eleven director nominees named in this proxy statement to our Board, each for a term of one year (see “Proposal No. 1 — Election of Directors”);

2.    “FOR” approval, on an advisory basis, of the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures in this proxy statement (see “Proposal No. 2 — Advisory Vote on Executive Compensation”);

3.    “FOR” approval of the amendment to the Ingram Micro Inc. 2011 Incentive Plan (“Proposal No. 3 —Approval of First Amendment to 2011 Incentive Plan”); and

4.    “FOR” ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current year (see “Proposal No. 4 — Ratification of the Selection of PricewaterhouseCoopers LLP as Our Independent Registered Public Accounting Firm”).

If any other matter is properly presented at the meeting, your proxy will vote in accordance with the best judgment of the individual voting your shares as your proxy. At the time this proxy statement went to press, we knew of no other matters to be acted on at the meeting.

Vote Necessary to Approve Proposals

In the election of directors under Proposal No. 1, you may vote “FOR”, “AGAINST” or “ABSTAIN” with respect to each of the nominees. If you elect to abstain in the election of directors, the abstention will not impact the election of directors. In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted. Each nominee shall be elected to the Board of Directors by the majority of the votes cast with respect to the director’s election (that is, the number of votes “FOR” a director’s election must exceed the number of “AGAINST” votes cast with respect to the director’s election). See “Board of Directors — Corporate Governance — Majority Voting Policy” in this proxy statement. Abstentions will not be taken into account in determining the outcome of the election.

With respect to Proposal No. 2, the “say on pay” advisory vote regarding the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures in this proxy statement, you may vote “FOR”, “AGAINST” or “ABSTAIN”. The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal is required for approval of this proposal. Abstentions are treated as shares present or represented and entitled to vote, so abstaining has the same effect as a vote “AGAINST” the proposal.

With respect to Proposal No. 3, approval of an amendment to the Ingram Micro Inc. 2011 Incentive Plan (the “2011 Plan”) requires the affirmative vote of a majority of the shares of Class A common stock present or represented at the annual meeting and entitled to vote on the proposal. If a majority of the shares of Class A common stock present or represented at the annual meeting and entitled to vote on the proposal do not vote to approve the amendment to the 2011 Plan, the amendment will not take effect and the 2011 Plan will continue in full force in accordance with its terms as currently in effect. Abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a vote “AGAINST” the proposal.

Approval of the ratification of the selection of our independent registered public accounting firm under Proposal No. 4 requires the affirmative vote of the majority of the shares of common stock present or represented by proxy with respect to such proposal. Abstentions are treated as shares present or represented and entitled to vote, so abstaining has the same effect as a vote “AGAINST” the proposal.

Under current New York Stock Exchange (“NYSE”) rules, if your broker holds your shares in its name, your broker is not permitted to vote your shares on Proposals 1, 2 or 3 if it does not receive voting instructions from you. Such broker nonvotes will not have an effect on the outcome of the votes.

Revoking Your Proxy

You may revoke your proxy by: (1) sending in another signed proxy card with a later date; (2) providing subsequent Internet or telephone voting instructions; (3) notifying our Secretary in writing before the meeting that you have revoked your proxy; or (4) voting in person at the meeting.

Proxy Solicitation Costs

The Company will bear the costs of soliciting proxies.

PROPOSAL NO. 1 ELECTION OF DIRECTORS

Recommendation of the Board of Directors

The Board of Directors recommends that you vote “FOR” the election of each of the nominees for election as directors as described below, which is designated as Proposal No. 1 on the enclosed proxy card.

On the recommendation of the Governance Committee, the Board has nominated the eleven persons named below for election as directors this year, each to serve for a one-year term or until the director’s successor is elected and qualified.

Director Nominee Experience and Qualifications

The Board annually reviews the appropriate skills and characteristics required of directors in the context of the current composition of the Board, our operating requirements and the long-term interests of our shareholders. The Board believes that its members should possess a variety of skills, professional experience, and backgrounds in order to effectively oversee our business. All of our nominees are seasoned leaders who bring to the Board a vast array of public company, financial services, private company, and other business experience, the majority as senior executives in industries different from that of Ingram Micro or are in industries synergistic with Ingram Micro. Each has been chosen to stand for election in part because of his or her ability and willingness to ask difficult questions, understand Ingram Micro’s challenges and evaluate the strategies proposed by management, as well as their implementation. Each of the nominees has a long record of professional integrity, a dedication to his or her profession, a strong work ethic that includes coming fully prepared to meetings and being willing to spend the time and effort needed to fulfill one’s professional obligations and the ability to maintain a collegial environment, and the majority of the nominees have the experience of having served as a board member of a sophisticated global company. Specific experience, qualifications, attributes and skills of each nominee are described in that nominee’s biography below (biographies are current as of the date of the proxy statement):

Howard I. Atkins	Director since April 2004

Mr. Atkins, age 62, is the former Senior Executive Vice President and Chief Financial Officer of Wells Fargo & Company in San Francisco, California, retiring in February 2011. Prior to joining Wells Fargo in 2001, Mr. Atkins was Executive Vice President and Chief Financial Officer of New York Life Insurance Company in New York, New York from 1996 to 2001. Mr. Atkins also served as Executive Vice President and Chief Financial Officer of New Jersey-based Midlantic Corporation from 1991 to 1996. Mr. Atkins joined the former Chase Manhattan Bank in 1974 and was, successively, in asset/liability management, in U.S. capital markets/derivatives, head of Capital Markets for Europe, the Middle East and Africa, and head of the Bank’s worldwide derivatives trading business. He was Chase Manhattan Bank’s Treasurer from 1988 until 1991 when he became Chief Financial Officer of Midlantic Corporation. Mr. Atkins is a member of the Board of Directors of Occidental Petroleum Corporation. As former chief financial officer of one of the largest financial services companies in the country, Mr. Atkins brings extensive accounting and financial skills that are important in the understanding and oversight of our financial reporting, enterprise and operational risk management and corporate finance, tax and treasury matters.

Leslie Stone Heisz	Director since March 2007

Ms. Heisz, age 52, is an experienced investment banking and finance executive. Ms. Heisz joined Lazard Freres & Co. in 2003 as a senior advisor and served as a managing director from 2004 through April 2010, providing strategic financial advisory services for clients in a variety of industries. Ms. Heisz was a managing director of Dresdner Kleinwort Wasserstein (and its predecessor Wasserstein Perella & Co.) for six years, and a director prior to that, specializing in mergers and acquisitions, as well as leveraged finance and leading the Gaming and Leisure Group and the Los Angeles office. She was also a vice president at Salomon Brothers, where she developed the firm’s industry-leading gaming practice and was a senior consultant specializing in strategic information systems at Price Waterhouse. Ms. Heisz has been a member of the Board of Directors of HCC Insurance Holdings, Inc. since November 2010 and a member of the Board of Directors of Towers Watson & Co. since April 2012. She previously served on the Board of Directors of International Game Technology and Eldorado Resorts LLC. Ms. Heisz’s career in the investment banking industry, deep understanding of capital markets and previous board experience brings expertise in oversight of our financial reporting, enterprise and operational risk management, corporate finance, tax and treasury matters and implementation of sound corporate governance practices.

John R. Ingram	Director since April 1996

Mr. Ingram, age 51, is Chairman of the Ingram Industries Inc. board of directors and also Chairman and Chief Executive Officer of Ingram Content Group, Inc., which includes Ingram Book Company, Lightning Source Inc. and Ingram Digital. He was Vice Chairman of Ingram Industries from June 1999 to April 2008. He was Co-President of Ingram Industries from January 1996 to June 1999. Mr. Ingram was also President of Ingram Book Company from January 1995 to October 1996. Mr. Ingram served as Acting Chief Executive Officer of Ingram Micro from May 1996 to August 1996 prior to Ingram Micro being a public company and held a variety of positions at the privately held Company from 1991 through 1994, including Vice President of Purchasing, Vice President of Management Services at Ingram Micro Europe, and Director of Purchasing. Mr. Ingram is a seasoned executive with Ingram Industries, and has valuable experience in digital distribution. Mr. Ingram’s history with Ingram Micro brings in-depth knowledge of the Company that assists the Board in overseeing management and is important to the Board’s oversight of strategy, risk management and implementation of sound corporate governance practices. Mr. Ingram is the brother of Orrin H. Ingram II, who is also a director of the Company.

Orrin H. Ingram II	Director since September 1999

Mr. Ingram, age 52, is President and Chief Executive Officer of Ingram Industries Inc. Mr. Ingram held numerous positions with Ingram Materials Company and Ingram Barge Company before being named Co-President of Ingram Industries in January 1996. He was named to his present position as President and Chief Executive Officer of Ingram Industries in June 1999. He remains Chairman of Ingram Barge Company. Mr. Ingram is a member of the Board of Directors of Coca-Cola Enterprises Inc. Mr. Ingram is a seasoned executive with Ingram Industries, and has valuable experience serving on the Board of a beverage distribution company. Mr. Ingram’s history with Ingram Micro brings in-depth knowledge of the Company that assists the Board in overseeing management and is important to the Board’s oversight of strategy, compensation practices, risk management and implementation of sound corporate governance practices. Mr. Ingram is the brother of John R. Ingram, who is also a director of the Company.

Dale R. Laurance	Director since May 2001

Dr. Laurance, age 67, is the owner of Laurance Enterprises LLC, a private investment and advisory services company. He retired from Occidental Petroleum Corporation on December 31, 2004, where he had served as President since 1996 and Director since 1990. From 1983 to 1996 he served in various management and executive positions with Occidental Petroleum Corporation. Dr. Laurance also serves on the Advisory Board of Hancock Park Associates. Dr. Laurance is a member of the Board of Trustees of the Polytechnic School and the Advisory Board of the Golden West Humanitarian Foundation. Dr. Laurance has been our Chairman of the Board since the Company’s annual meeting of shareholders in June 2007. He previously served on the Board of Directors of Jacobs Engineering Group Inc. Dr. Laurance is an experienced executive and has extensive experience in the areas of international business, financial reporting, strategy, regulatory compliance, and corporate governance as a senior executive and board member of Occidental Petroleum Corporation. Dr. Laurance brings strong leadership skills and complex business operational experience and provides strategic counsel that is important in the Board’s oversight of management.

Linda Fayne Levinson	Director since August 2004

Ms. Levinson, age 71, is an advisor to professionally funded, privately held ventures. Ms. Levinson was Non-Executive Chair of the Board of Connexus, Inc. (formerly VendareNetBlue), a privately held Internet media company, until May 2010 when it was merged into Epic Advertising. From February through July 2006, Ms. Levinson was also Interim CEO of that company. From 1997 until May 2004, Ms. Levinson was a Partner of GRP Partners, a venture capital firm investing in early stage technology companies in the financial services, Internet media and online retail sectors. From 1982 until 1998, Ms. Levinson was President of Fayne Levinson Associates, an independent consulting firm advising major corporations. Ms. Levinson also has been an executive at Creative Artists Agency, Inc.; a Partner of Wings Partners, a Los Angeles-based merchant bank; a Senior Vice President of American Express Travel Related Services Co., Inc.; and a Partner of McKinsey & Company, where she became the first woman partner in 1979. Ms. Levinson also serves as a member of the Board of Directors of NCR Corporation, Jacobs Engineering Group Inc., The Western Union Company and Hertz Global Holdings, Inc. and its wholly-owned subsidiary The Hertz Corporation and was a previous member of the Board of DemandTec, Inc. Ms. Levinson’s executive and consulting career brings in-depth knowledge of business operations and strategy, and an extensive breadth and depth of experience related to compensation strategies and corporate governance through her long tenure serving on the boards of a number of large international companies, including as chair of compensation committees.

Scott A. McGregor	Director since June 2010

Mr. McGregor, age 57, is President and Chief Executive Officer of Broadcom Corporation, a global leader in semiconductors for wired and wireless communications. Prior to joining Broadcom in January 2005, Mr. McGregor was President and Chief Executive Officer of Philips Semiconductor, a $6-billion subsidiary of the Netherlands-based Royal Philips Electronics, from 2001 through 2004. In addition to his CEO role, he was also a member of the Group Management Committee of Royal Philips Electronics. He joined Philips Semiconductors in February 1998 as head of its Emerging Businesses unit. Before joining Philips, Mr. McGregor served in various senior management positions from 1990 to 1998, most recently as senior vice president and general manager, at Santa Cruz Operation Inc., a provider of network computing solutions. He has also held management positions at Digital Equipment Corporation (now part of Hewlett-Packard) and at Microsoft’s was architect and development team leader for the original version of Microsoft Windows®. He began his career at Xerox Corporation’s Palo Alto Research Center (PARC). Mr. McGregor is a member of the Board of Directors of Broadcom Corporation. He previously served on the Board of Directors of Progress Software Corporation. Mr. McGregor is a seasoned business executive who brings in-depth business knowledge to provide insight on Ingram Micro strategy, compensation practices, risk management and implementation of sound corporate governance practices for the Company.

Alain Monié	Director since November 2011

Alain Monié, age 62, has been our President and Chief Executive Officer since January 2012, after rejoining the Company following a year as Chief Executive Officer of APRIL Management Pte., a multinational industrial company based in Singapore. Prior to his role at APRIL Management Pte., Mr. Monié served as President and Chief Operating Officer of Ingram Micro from 2007 to 2010. He joined Ingram Micro in February 2003 as Executive Vice President. He became President of the company’s Asia-Pacific region in early 2004 and also served as Executive Vice President and President of Ingram Micro Asia-Pacific from January 2004 to August 2007. He spent more than two years as President of the Latin American Division of Honeywell International. He joined Honeywell through the corporation’s merger with Allied Signal Inc., where he built a 17-year career on three continents, progressing from a regional sales manager to head of Asia-Pacific operations from October 1997 to December 1999. Mr. Monié has been a member of the Board of Directors of Amazon.com, Inc. since November 2008. As a seasoned executive and chief executive officer of Ingram Micro, Mr. Monié brings in-depth knowledge of Ingram Micro business operations and strategy that is important to the Board’s oversight of strategy, succession planning, enterprise risk management, compensation and implementation of sound corporate governance practices for the Company.

Paul Read	Director since September 2012

Mr. Read, age 46, is Chief Financial Officer and Executive Vice President of Flextronics, a $30 billion, industry-leading, Fortune Global 500 electronics manufacturing services provider with more than 200,000 employees and operations in 30 countries. Prior to being named Chief Financial Officer in June 2008, Mr. Read was Executive Vice President of Finance for Flextronics’ worldwide operations. Mr. Read's financial management and operations background includes increasingly important roles at Flextronics where he has led many critical initiatives that included serving as the lead executive responsible for the integration of the Solectron acquisition. Prior to joining Flextronics in 1995, he held various senior financial positions in the United Kingdom with Allied Steel and Wire, STI Telecommunications and Associated British Foods. Mr. Read graduated from the University of Wales as a qualified Chartered Management Accountant. He is a seasoned business executive with valuable perspective on successfully operating a complex global organization and who brings extensive accounting and financial skills that are important in the understanding and oversight of Ingram Micro’s financial reporting, enterprise and operational risk management, and corporate finance, tax and treasury matters.

Michael T. Smith	Director since May 2001

Mr. Smith, age 69, is the former Chairman of the Board and Chief Executive Officer of Hughes Electronics Corporation, a world-leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting, serving from October 1997 to May 2001. Prior to assuming these positions in October 1997, Mr. Smith was Vice Chairman of Hughes Electronics and Chairman of Hughes Aircraft Company, responsible for the aerospace, defense electronics and information systems businesses of Hughes Electronics. He joined Hughes Electronics in 1985, the year the company was formed, as Senior Vice President and Chief Financial Officer after spending nearly 20 years with General Motors Corporation in a variety of financial management positions. Mr. Smith is a member of the Board of Directors of Teledyne Technologies, FLIR Inc. and Wabco Holdings Incorporated. He previously served on the Board of Directors of Anteon International Corporation and Alliant Techsystems. Mr. Smith’s senior executive positions in large multi-national complex corporations bring in-depth knowledge of business operations, strategy and corporate governance. With his experience on audit committees of other public companies, Mr. Smith brings strong accounting and financial skills that are important in the understanding and oversight of our financial reporting and corporate governance matters.

Joe B. Wyatt	Director since October 1996

Mr. Wyatt, age 77, has been Chancellor Emeritus of Vanderbilt University in Nashville, Tennessee since his retirement as Chancellor of Vanderbilt University, a position that he held from 1982 to 2000. Mr. Wyatt has also been a principal of The Washington Advisory Group since August 2000. Mr. Wyatt was previously a Director of Ingram Industries from April 1990 through October 1996. He also serves as a Director and Past Chairman of the Universities Research Association. He previously served on the Board of Directors of Hercules Incorporated, Reynolds Metals Company, Sonat Incorporated, and El Paso Corporation. As one of the Company’s most tenured directors, and as former chair of our Audit Committee for many years, Mr. Wyatt provides a focused historical perspective of the Board and the Company, and a deep understanding of Ingram Micro’s business and operations, corporate governance, enterprise risk management and financial accounting requirements.

BOARD OF DIRECTORS

The Board of Directors held 12 meetings during fiscal year 2012. All current directors attended more than 75% of the total number of meetings of the Board and the committees on which he or she served in 2012 (other than Mr. Read, who attended all of the meetings of the Board and the committees on which he served in 2012 after he joined the Board in September 2012). The Board and its committees regularly hold executive sessions of non-employee directors without management present. As a matter of policy, directors are encouraged and expected to attend the annual meeting of shareholders. All current directors attended Ingram Micro’s 2012 annual meeting of shareholders on June 6, 2012 (other than Mr. Read, who joined the Board after the 2012 annual meeting, and Mr. John Ingram).

Compensation of Board of Directors

Ingram Micro pays directors who are not employed by the Company (“non-employee directors”) an annual award which may consist of a combination of cash, stock options, restricted stock and/or restricted stock units. No meeting fees are paid to directors for attending meetings of the Board and committees on which they serve. Any director who is an employee of Ingram Micro does not receive separate compensation for service on the Board.

Annual Award. The mix of cash, stock options, restricted stock and/or restricted stock units for the annual award must be selected by each non-employee director before December 31 of each year prior to the start of the calendar year in which the annual award will be made or within 30 days of initial appointment or election to the

Board, as the case may be. If a Board member does not file an election form with respect to a calendar year by the specified date, the Board member will be deemed to have elected to receive the compensation in the manner elected by the Board member in his or her last valid election, or if there had been no prior election, will be deemed to have elected to receive the eligible compensation in the form of nonqualified stock options. The award is prorated for any partial year of service. In addition, the mix of cash, stock options, restricted stock and/or restricted stock units for the annual award is subject to the following assumptions and restrictions:

•  Annual Award Maximum. The aggregate amount of the annual award (including any annual cash retainer and the value of any annual equity-based compensation) selected by the director may not exceed the following amounts:

•	$430,000 for the non-executive Chairman of the Board;

•	$240,000 for the Audit Committee chair;

•	$215,000 for other Audit Committee members;

•

$235,000 for the Human Resources Committee chair, $230,000 for the Governance Committee chair, and $220,000 for the Executive Committee chair, subject to an additional $5,000 if any of these chairs is also on the Audit Committee; and

•	$210,000 for all other directors.

•  Cash. The amount of the cash portion of any annual award that may be selected by directors is subject to the following terms:

•	The maximum amount of the cash retainer that may be selected annually is as follows:

•	$170,000 for the non-executive Chairman of the Board;

•	$110,000 for the Audit Committee chair;

•	$85,000 for other Audit Committee members;

•

$105,000 for the Human Resources Committee chair, $100,000 for the Governance Committee chair, and $90,000 for the Executive Committee chair, subject to an additional $5,000 if any of these chairs is also on the Audit Committee; and

•	$80,000 for all other directors.

•

The only minimum cash retainer is for Audit Committee members and other committee chairs who must select the following minimum amount of the cash retainer annually (subject to adjustment for partial years of service):

•	$30,000 for the Audit Committee chair;

•	$5,000 for other Audit Committee members; and

•

$25,000 for the Human Resources Committee chair, $20,000 for the Governance Committee chair, and $10,000 for the Executive Committee chair, subject to an additional $5,000 if any of these chairs is also on the Audit Committee.

• Equity-based Compensation. Any non-cash portion of the annual award is in the form of equity-based compensation, which may consist of stock options, restricted stock, restricted stock units or a combination thereof.

• Option Awards. Options are granted to directors on the first trading day of January of each calendar year. For 2012 awards, the grant date was January 3, 2012 and the number of options granted was based on the dollar value of stock options selected, divided by the Black-Scholes value (using the closing price on the 15th of the month prior to grant date as the “stock value” to determine the appropriate Black-Scholes value), rounded up to the next whole share. The value per option was determined in accordance with Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“ASC 718”). The options each have an exercise price equal to the closing price of our common stock on the NYSE on the date of grant, vested monthly beginning on January 31, 2012 and continuing through December 31, 2012 and have a maximum term of ten years.

•  Restricted Stock/Restricted Stock Units. Restricted stock and/or restricted stock units, as applicable, are granted to directors on the first trading day of January of each calendar year. The number of shares granted is equal to the dollar value of the amount of restricted stock or restricted stock units selected divided by the closing price of our common stock on the NYSE on the date of grant rounded up to the next whole share. The restricted shares and restricted stock units granted in 2012 vested on December 31, 2012. Settlement of restricted stock units may be deferred in accordance with Section 409A and Department of Treasury regulations and other interpretive guidance issue thereunder.

2012 Compensation of Non-Employee Directors. The following table lists the 2012 non-employee director compensation which consists of: (1) an annual Board retainer payable in cash, stock options, restricted stock, restricted stock units or a combination thereof, based on each Board member’s election and (2) additional compensation for the non-executive Chairman of the Board and for committee chairs. Mr. Monié does not receive separate compensation for his service on the Board.

NON-EMPLOYEE DIRECTOR COMPENSATION

(for fiscal year 2012)

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Howard I. Atkins (2)(12)	85,000	130,001	—	—	—	—	215,001
Leslie Stone Heisz (3)(12)	110,000	130,001	—	—	—	—	240,001
John R. Ingram (4)(12)	80,000	130,001	—	—	—	—	210,001
Orrin H. Ingram II (5)(12)	80,000	—	140,798	—	—	—	220,798
Dale R. Laurance (6)(12)	—	430,010	—	—	—	—	430,010
Linda Fayne Levinson (7)(12)	105,000	130,001	—	—	—	—	235,001
Scott A. McGregor (8)(12)	96,667	130,001	—	—	—	—	226,668
Paul Read (9)(12)	28,333	43,345	—	—	—	—	71,678
Michael T. Smith (10)(12)	95,000	130,001	—	—	—	—	225,001
Joe B. Wyatt (11)(12)	80,000	—	157,039	—	—	—	237,039

(1)

Since the information required to be disclosed under these columns are the amounts equal to the grant date fair value of the awards determined pursuant to ASC 718, these amounts may not conform to the exact dollar value of equity awards granted to our Board members. See notes 2 and 12 to Ingram Micro’s consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 29, 2012, which was filed with the SEC on February 27, 2013, for a discussion of the assumptions used and the estimated forfeiture rate which is not required to be taken into account for these ASC 718 values. Unless noted otherwise, restricted stock or restricted stock units disclosed under “Stock Awards” were granted on January 3, 2012 and restrictions lapsed on December 31, 2012. The closing price of Ingram Micro stock on January 3, 2012 was $18.31. Stock options disclosed under “Option Awards” were granted on January 3, 2012 with an exercise price of $18.31 per share, vest at a rate of one-twelfth per month over a twelve-month period commencing January 31, 2012 and expire ten years less one day from grant date. The $5.79 per share fair value of the January 3, 2012 stock option award was determined in accordance with ASC 718 using a Black-Scholes model and the following assumptions: stock price volatility of 34.55%; expected option life of 5 years; dividend yield of 0%; and risk free interest rate of 0.89%.

(2)	Mr. Atkins was eligible to receive annual Board compensation in the amount of $215,000 (reflecting his service as a member of the Audit Committee), of which he elected to receive $85,000 in cash and $130,000 in restricted stock. The cash portion was paid in four equal quarterly installments.

(3)	Ms. Heisz was eligible to receive annual Board compensation in the amount of $240,000 (reflecting her service as Chair of the Audit Committee), of which she elected to receive $110,000 in cash and $130,000 in restricted stock units. Ms. Heisz deferred receipt of her restricted stock units until her retirement from the Board. The cash portion was paid in four equal quarterly installments.

(4)	Mr. J. Ingram was eligible to receive annual Board compensation in the amount of $210,000, of which he elected to receive $80,000 in cash and $130,000 in restricted stock. The cash portion was paid in four equal quarterly installments.

(5)	Mr. O. Ingram was eligible to receive annual Board compensation in the amount of $210,000, of which he elected to receive $80,000 in cash and $130,000 in stock options. The cash portion was paid in four equal quarterly installments.

(6)	Dr. Laurance was eligible to receive annual Board compensation in the amount of $430,000 (reflecting his service as Chairman of the Board), of which he elected to receive all $430,000 in restricted stock units. Dr. Laurance deferred receipt of his restricted stock units until his retirement from the Board.

(7)	Ms. Levinson was eligible to receive annual Board compensation in the amount of $235,000 (reflecting her service as Chair of the Human Resources Committee), of which she elected to receive $105,000 in cash and $130,000 in restricted stock units. Ms. Levinson deferred receipt of her restricted stock units until April 1, 2013. The cash portion was paid in four equal quarterly installments.

(8)	Mr. McGregor was eligible to receive annual Board compensation in the amount of $215,000 (reflecting his service as a member of the Audit Committee), of which he elected to receive $85,000 in cash and $130,000 in restricted stock units. The cash portion was paid in four equal quarterly installments. Mr. McGregor became Chair of the Governance Committee as of June 6, 2012, which increased his cash compensation by $11,667 for 2012.

(9)	Mr. Read joined the Board on September 1, 2012 and was eligible to receive Board compensation in the amount of $71,667 (reflecting his service as a member of the Audit Committee), of which he elected to receive $28,333 in cash and $43,334 in restricted stock. The cash portion was paid in quarterly installments.

(10)	Mr. Smith was eligible to receive annual Board compensation in the amount of $235,000 ($230,000 due to his service as Chair of the Governance Committee and an additional $5,000 due to his service as a member of the Audit Committee), of which he elected to receive $105,000 in cash and $130,000 in restricted stock. The cash portion was paid in four equal quarterly installments. Mr. Smith stepped down as Chair of the Governance Committee as of June 6, 2012, which reduced his 2012 cash compensation by $10,000.

(11)	Mr. Wyatt was eligible to receive annual Board compensation in the amount of $225,000 (including $220,000 due to his service as Chair of the Executive Committee and an additional $5,000 due to his service as a member of the Audit Committee), of which he elected to receive $80,000 in cash and $145,000 in stock options. The cash portion was paid in four equal quarterly installments.

(12)	The table below shows the aggregate numbers of equity awards outstanding for each non-employee director as of December 29, 2012, the last day of our 2012 fiscal year. All unvested equity awards shown in the table below vested on December 31, 2012.

			Unexercised Stock Options
Name	Unvested RSAs	Unvested RSUs	Vested	Unvested
Howard Atkins	7,100	—	—	—
Leslie S. Heisz	—	—	—	—
John R. Ingram	7,100	—	37,596	—
Orrin H. Ingram	—	—	162,406	2,026
Dale R. Laurance	—	—	43,558	—
Linda Fayne Levinson	—	—	31,676	—
Scott A. McGregor	—	7,100	—	—
Paul Read	2,846	—	—	—
Michael T. Smith	—	7,100	49,551	—
Joe B. Wyatt	—	—	168,492	2,260

Stock Ownership Requirement. Each director is required to achieve and maintain ownership of shares of our common stock with an aggregate value (market price multiplied by the number of shares) equal to three times the maximum amount of cash retainer that may be selected by each member of the Board in their capacity as Board members under our director compensation policy (not taking into account additional cash compensation for other special roles on the Board such as being the Chairman of the Board, a Committee chair or being a member of a specific Board Committee) beginning five years from the date of his or her election to the Board. All current directors, with the exception of Mr. Read, who joined the Board in September 2012, meet this stock ownership requirement as of the Record Date.

Other Information. Each director is reimbursed for expenses incurred in attending meetings of the Board and Board committees. Each director is able to elect to defer his or her cash compensation through a nonqualified deferral plan. Directors who defer cash compensation may elect to have earnings, or losses, credited to their deferrals as if their deferrals were invested in the various investment options available under the Company’s Supplemental Investment Savings Plan, a nonqualified deferred compensation plan for directors. Directors are not credited with “above-market” or “preferential” interest.

Committees of the Board of Directors

Our Board has standing Audit, Executive, Governance and Human Resources Committees. These Board committees frequently meet in executive session with no members of management present. Copies of the charters for each of these committees are available by using the “Investor Relations” and then “Corporate Governance” links on the Company’s website at www.ingrammicro.com. The following table lists members of the committees as of the date of this proxy statement.

Name	Audit Committee	Executive Committee	Governance Committee	Human Resources Committee
Dale R. Laurance		*
Howard I. Atkins	*			*
Leslie S. Heisz	Chair	*
John R. Ingram			*	*
Orrin H. Ingram II		*		*
Linda Fayne Levinson			*	Chair
Scott A. McGregor	*		Chair
Alain Monié		*
Paul Read	*			*
Michael T. Smith	*		*
Joe B. Wyatt	*	Chair	*

*	Member

Audit Committee — 9 meetings in 2012. The Audit Committee assists our Board’s oversight of (1) the integrity of our financial reporting processes, financial statements and systems of internal controls regarding finance, accounting, legal and ethical compliance, (2) our compliance with legal and regulatory requirements, (3) the independence and qualification of our independent registered public accounting firm and (4) the performance of our independent auditors and internal audit department. In addition, the Audit Committee is charged with providing an avenue of open communication among our independent registered public accounting firm, management, our internal audit department, and our Board. The Audit Committee also appoints our independent registered public accounting firm, discusses and reviews in advance the scope of and the fees to be paid in connection with the annual audit and reviews the results of the audit with our independent registered public accounting firm. The Audit Committee discusses the Company’s earnings press releases, as well as financial information and outlook provided to analysts and rating agencies. A detailed list of the Audit Committee’s functions is included in its charter, which can be accessed by using the “Investor Relations” and then “Corporate Governance” links on the Company’s website at www.ingrammicro.com.

Executive Committee — no meetings in 2012. The Board established the Executive Committee in 2009. The purpose of the Executive Committee is to act when necessary on behalf of the full Board between regularly scheduled Board meetings, usually when timing is critical. The Executive Committee has and may exercise all of the powers and authority of the Board, subject to such limitations as the Board and/or applicable law may from time to time impose. A detailed list of the Executive Committee’s functions is included in its charter, which can be accessed by using the “Investor Relations” and then “Corporate Governance” links on the Company’s website at www.ingrammicro.com.

Governance Committee — 5 meetings in 2012. The Governance Committee is responsible for developing and recommending to the Board a set of corporate governance principles applicable to the Company, and thereafter recommending such changes as it deems appropriate to maintain effective corporate governance. In addition, the Governance Committee is responsible for identifying candidates for election to the Board of Directors, developing and reviewing background information for candidates, making recommendations to the Board regarding such candidates, reviewing and making recommendations to the Board with respect to candidates for director proposed by shareholders, and recommending the members of Board committees, as well as Board committee chair positions for election by the Board. The Governance Committee also reviews and recommends for consideration and approval by the Board the form and amounts of compensation for non-employee directors, including equity-based awards, and oversees the annual self-evaluations of the Board and its committees, as well as director performance and board dynamics. A detailed list of the Committee’s functions is included in its charter, which can be accessed by using the “Investor Relations” and then “Corporate Governance” links on the Company’s website at www.ingrammicro.com.

Human Resources Committee — 6 meetings in 2012. The Human Resources Committee, consisting of independent directors, assists the Board in overseeing and establishing the compensation of all executive officers and administering all stock-related and long-term executive incentive plans applicable to management. The Human Resources Committee reviews and reports to the Board on our key strategic and operational human resource issues, ensuring that investments in human assets provide maximum return to all partners — shareholders, associates, customers, and vendors. The Committee’s oversight areas include executive compensation strategy, succession planning processes and key leader succession planning, and work environment assessment and improvement. A detailed list of the Human Resources Committee’s functions is included in its charter and can be accessed by using the “Investor Relations” and then “Corporate Governance” links on the Company’s website at www.ingrammicro.com.

•

Outside Advisors to the Human Resources Committee. The executive compensation advisor engaged by the Human Resources Committee continues to be Frederic W. Cook & Co., Inc. (“Cook”), an independent executive compensation consulting firm which reports solely to the Human Resources Committee. No member of the Human Resources Committee or of management has any affiliation with Cook. The Human Resources Committee periodically seeks input from Cook on a range of external market factors, including evolving executive compensation trends, and general observations on the Company’s executive compensation programs. Cook has also advised the Governance Committee of the Board on Board compensation matters for non-management Board members. Cook does not provide any other services to the Company or management. The Human Resources Committee has determined that there are no conflicts of interest with Cook’s work for the Committee.

•

Management Input to the Human Resources Committee. The Human Resources Committee frequently requests management to assist in accomplishing its work, including requests for specific analyses to assist with decision making. The Ingram Micro Human Resources, Finance, and Legal departments work with the Human Resources Committee Chair to help set meeting agendas and to coordinate the distribution of materials to the Committee in advance of its meetings. Generally, our President and Chief Executive Officer, our Chief Operating and Financial Officer, Executive Vice President, Secretary and General Counsel, and Executive Vice President of Human Resources attend Committee meetings. Management does not make any recommendations to the Human Resources Committee on compensation of the CEO. In addition, no members of management are present during the Human Resources Committee’s deliberations on CEO compensation. The Human Resources Committee frequently meets in executive session with no members of management present.

•

Human Resources Committee Meetings. The Human Resources Committee’s process and decision-making regarding 2012 executive compensation are further described under “Compensation Discussion and Analysis” below.

The Board may form other committees from time to time in addition to the Audit, Executive, Governance and Human Resources Committees described above.

Compensation Committee Interlocks and Insider Participation

No member of the Human Resources Committee had any “interlock” relationship to report during our fiscal year ended December 29, 2012.

Corporate Governance

Code of Conduct. Our code of conduct applies to all members of the Board of Directors, all executives of the Company and all other Ingram Micro associates and codifies our commitment to the highest standards of corporate governance. If we make any amendment to the code of conduct or grant any waiver, including any implicit waiver, from a provision of the code of conduct to our Chief Executive Officer, Chief Financial Officer or Controller, we will disclose the nature of the amendment or waiver at www.ingrammicro.com or on a current report on Form 8-K.

Corporate Governance Guidelines. Effective corporate governance that ensures management follows the highest ethical standards is not a new concept to the Company. It is an important principle that is embraced at all levels of the Company, beginning with how our Board operates and in our Corporate Governance Guidelines (the “Guidelines”). Members of our Board are kept informed about our business through discussions with our Chief Executive Officer, Chief Operating and Financial Officer and other key members of management, by reviewing materials provided to them, and by participating in meetings of the Board and its committees. Our Board members provide feedback to management on a regular basis and routinely meet in executive session, without any members of management.

The Guidelines address important corporate governance policies and procedures, including those relating to (1) composition of the Board and membership criteria; (2) director qualifications (such as independence, simultaneous service on other Boards and conflicts of interests); (3) Board member responsibilities (including attendance at annual shareholder meetings); (4) establishment of the Board agenda; (5) establishment of a lead director position; (6) regularly scheduled meetings of non-employee Board members; (7) Board size; (8) Board committees; (9) Board member access to management and independent advisors; (10) director compensation; (11) director orientation and continuing education; (12) management evaluation and management succession; and (13) annual performance evaluation of the effectiveness of the Board and its committees.

Our Board expects to consider further amendments to the Guidelines from time to time as rules and standards are revised and/or finalized by various regulatory agencies, including the SEC and the NYSE, and to address any changes in our operations, organization or environment.

Majority Voting Policy. In March 2011, our Board amended the Company’s Bylaws to change the voting standard for the election of directors in uncontested elections from a plurality to a majority voting standard, subject to the rights of any series or class of stock to elect directors under specified circumstances, as set forth in the Company’s Certificate of Incorporation. Under our majority voting policy, in an uncontested election, each nominee shall be elected to the Board of Directors by the majority of the votes cast with respect to the director’s election (that is, the number of votes “for” a director’s election must exceed the number of “against” votes cast with respect to that director’s election). Directors will continue to be elected by plurality vote in contested elections (that is, when the number of nominees for election exceeds the number of directors to be elected).

If a nominee who is serving as a director is not elected at the annual meeting, Delaware law provides that the director would continue to serve on the Board as a “holdover director”. However, under our Bylaws, if the director fails to be elected by the majority of the votes cast in an uncontested election, the director shall immediately tender his or her resignation to the Board of Directors. In that situation, the Governance Committee will act on an expedited basis to determine whether to accept the director’s resignation, and submit its recommendation to the Board. The Board will act on the Governance Committee’s recommendation and publicly disclose its decision within 90 days following certification of the shareholder vote. The Governance Committee in making its recommendation, and the Board in making its decision, may each consider any factors or other information that it considers appropriate and relevant. The Board expects that any director whose resignation becomes effective pursuant to this policy will excuse himself or herself from participating in the consideration of his or her resignation by either the Governance Committee or the Board of Directors.

Board Leadership Structure. The positions of Chairman of the Board and Chief Executive Officer of the Company have been separated since June 2005. We believe this leadership structure is appropriate at this time because it allows the Company to fully benefit from the leadership ability, industry experience and history with the Company that each of these individuals possess. The Guidelines further provide that non-employee directors shall choose a Lead Director when the Chairman of the Board is not independent of management and that the Chairman of the Board shall perform the duties of the Lead Director when the Chairman is independent of management. As non-executive Chairman of the Board, Dr. Laurance is our Lead Director and as such, has presided at executive sessions of the Company’s non-employee directors since his election as Chairman on June 6, 2007.

Board’s Role in Risk Oversight. Management, which is responsible for day-to-day risk management, continually monitors the material enterprise risks facing the Company, including strategic risks, operational risks, financial risks and legal and compliance risks. Management has, since 2007, conducted an annual risk assessment of our business through an Enterprise Risk Management (“ERM”) process to assist the Board in conducting its oversight of the Company’s risks. The ERM process is global in nature and has been developed to identify and assess the Company’s risks, including inherent risks of our business, as well as to identify steps to mitigate and manage risks.

The Board of Directors is responsible for exercising oversight over management’s identification and management of, and planning for, those risks. The Board has delegated to certain committees oversight responsibility for those risks that are directly related to their area of focus (see descriptions of our Audit Committee’s, Human Resources Committee’s and Governance Committee’s areas of responsibilities under “Audit Committee”, “Human Resources Committee” and “Governance Committee” above; see also “Information on Compensation Risk Assessment” below). The Board and its committees exercise their risk oversight function by carefully evaluating the reports they receive from management and by making inquiries of management with respect to areas of particular interest to the Board. Board oversight of risk is enhanced by our Chairman of the Board’s attendance at virtually all committee meetings and by the provision of committee reports to the full Board following each regular quarterly committee meeting. In addition, the full Board receives periodic updates and in-depth information specifically related to the Company’s enterprise risk management.

Information on Compensation Risk Assessment. The compensation risk assessment process and conclusions described below are the basis for the Human Resources Committee’s conclusion that risks arising from the Company compensation policies and programs are not reasonably likely to have a material adverse effect on the Company.

In early 2013, at the request of the Human Resources Committee, management conducted a review of the long-term and short-term incentive, and commission- and productivity-based variable compensation programs for Company employees for each of our operating regions (North America, Europe, Latin America, Asia-Pacific and Mobility), as well as Corporate staff members. These compensation programs were reviewed to identify any aspects of such programs’ design or operation which might pose a potential material risk to the Company and any factors which would balance, control or otherwise mitigate such potential risks.

Our analysis included a review of compensation program details, participant information, plan administrative oversight and design features, with particular consideration given to how certain compensation design elements might build risk into a program. We assessed our potential compensation risks relating to pay mix, performance metrics, performance goals and payout curves, payment timing and adjustments, equity incentives, stock ownership requirements and trading policies, performance appraisal, and leadership and culture, and did not identify any areas of material risk. Management’s risk assessment report was reviewed and discussed, and its findings approved by the Human Resources Committee at its meeting of March 5, 2013, at which the Human Resources Committee also had input on the report from its independent compensation consultant.

In making this finding, our analysis noted that the Company’s approach to compensation utilizes a mix of cash and equity and annual and long-term incentives, as well as multiple performance metrics for its various plans, in an attempt to balance out incentives or program features which individually might create an inclination to take unnecessary risks. For example, for our executive officers, overall compensation is weighted towards long-term incentive compensation, which discourages a focus on adverse short-term risk taking and encourages prudent investment for sustained growth. Long-term incentive programs are based on Company-wide financial results which discourage those participants who have only regional or business unit responsibilities from pursuing localized rewards without regard for broader corporate risks. Payout caps on short-term and long-term incentive award programs for our executive officers and corporate executive leadership team also mitigate imprudent risk-taking. The fact that long-term incentives are primarily paid in shares of Company stock and our typical practice of using rolling three-year performance measurement periods for these plans links management rewards with shareholder interests and also discourages imprudent risk taking. We also ensure that financial and performance metrics which drive incentive arrangements are aligned with the Company’s business plans and/or strategic objectives. Multiple levels of internal controls and approval processes serve to prevent manipulation of compensation outcomes. Finally, our stock ownership and holding guidelines for officers and board members, “clawback” policies for all or portions of annual, long-term incentive and severance payments to officers, negative discretion by the Committee over incentive program payouts for the executive officers, and negative discretion by management over incentive program payouts below the executive officer level all serve to further mitigate compensation risks for the Company.

Independence Determination for Directors

The Board of Directors adopted director independence standards as part of the Guidelines. The Guidelines include the independence requirements of the NYSE listing standards. Pursuant to the Guidelines, the Board undertook its annual review of director independence in March 2013.

In making these director independence determinations, the Board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates.

The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent. As a result of this review, the Board determined that all of the directors nominated for election at the annual meeting are independent of the Company and its management under the standards set forth in the Guidelines, as well as under Audit Committee independence requirements of the SEC and the NYSE, with the exception of Alain Monié. Mr. Monié is considered an inside director because of his current employment as a senior executive of the Company. All other directors serving on the Board during 2012 were also independent under these standards and requirements, with the exception of Gregory M.E. Spierkel, who was our Chief Executive Officer until January 20, 2012 and a member of our Board until April 15, 2012. All of the members of the Human Resources, Audit and Governance Committees are independent.

Audit Committee Financial Qualifications

Our Board has determined that each member of the Audit Committee: (1) meets the independence criteria prescribed by applicable law and rules of the SEC for Audit Committee membership and (2) is an “independent director” within the meaning of NYSE listing standards and the standards established by the Company. Each member of the Audit Committee also meets the NYSE’s financial literacy requirements. No member of our Audit Committee serves on more than three audit committees of public corporations.

In addition, the Board of Directors has designated each of Howard Atkins, Leslie Stone Heisz, Scott McGregor, Paul Read and Michael Smith as an “audit committee financial expert” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC.

The Board has also determined that these five directors meet the NYSE’s accounting or related financial management expertise requirements through experience gained:

•

For Mr. Atkins, as a seasoned finance and accounting executive, including in his former role as Senior Executive Vice President and Chief Financial Officer of Wells Fargo & Company in San Francisco, California, in his prior roles as Executive Vice President and Chief Financial Officer of New York Life Insurance Company in New York and as Executive Vice President and Chief Financial Officer of New Jersey-based Midlantic Corporation;

•

For Ms. Heisz, as an experienced investment banking and finance executive, including in her role as former managing director of the Los Angeles office of Lazard Freres & Co., where she provided strategic financial advisory services for clients in a variety of industries, as managing director of the Los Angeles office of Dresdner Kleinwort Wasserstein (and its predecessor Wasserstein Perella & Co.) for six years, specializing in mergers and acquisitions as well as leveraged finance, as a vice president at Salomon Brothers, and as a senior consultant at Price Waterhouse;

•

For Mr. McGregor, as a seasoned executive with active supervisory experience of financial and accounting functions, including as President and Chief Executive Officer of Broadcom Corporation and President and Chief Executive Officer of Philips Semiconductor;

•	For Mr. Read, as a seasoned executive with active supervisory experience of financial and accounting functions, including as Chief Financial Officer of Flextronics; and

•

For Mr. Smith, in previous positions as former Chairman of the Board and Chief Executive Officer of Hughes Electronics Corporation, Vice Chairman of Hughes Electronics and Chairman of Hughes Aircraft Company, as Senior Vice President and Chief Financial Officer of Hughes Electronics, and in nearly 20 years with General Motors Corporation in a variety of financial management positions.

Director Nominations

General Criteria and Process. In identifying and evaluating director candidates, the Governance Committee does not set specific criteria for directors. As expressed in the Governance Committee charter, in nominating candidates, the Governance Committee shall comply with the requirements of the Company’s Bylaws and take into consideration such other factors as it deems appropriate. These factors may include judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. The Governance Committee may use and pay for assistance from consultants, including obtaining background checks, and advice from outside counsel, to assist its review and evaluation.

In evaluating candidates, the Governance Committee considers a wide variety of qualifications, attributes and other factors and recognizes that a diversity of viewpoints and practical experiences can enhance the effectiveness of the Board. Accordingly, as part of its evaluation of each candidate, the Governance Committee takes into account how that candidate’s background, experience, qualifications, attributes and skills may complement, supplement or duplicate those of other prospective candidates.

Shareholder Nominations. Shareholders who wish to recommend nominees for consideration by the Governance Committee may submit their nominations in writing to our Corporate Secretary at the address set forth below under “Annual Report”. The Governance Committee may consider such shareholder recommendations when it evaluates and recommends nominees to the Board for submission to the shareholders at each annual meeting. Shareholders proposing nominees for director must comply with the eligibility, advance notice and other provisions of the Company’s shareholder nominations policy. Under the policy, the shareholder must provide timely notice of the nomination to us to be considered by the Governance Committee in connection with the Company’s next annual meeting of shareholders. To be timely, the Corporate Secretary must receive the shareholder’s nomination and the information required in the policy on or before December 30th of the year immediately preceding such annual meeting. A copy of the policy is available on the Investor Relations section of the Company’s website, www.ingrammicro.com.

Contacting the Board and Further Information on Corporate Governance

Any interested person who desires to communicate with the Company’s non-employee directors may so do as follows:

•	confidentially or anonymously through the Company’s Hotline, 1 (877) INGRAM2, or 1 (877) 464-7262; or

•

by writing to the Board of Directors. The Corporate Secretary will promptly forward such interested person communications so received to the Company’s Board of Directors, to the individual director or directors to whom the communication was addressed or to other appropriate departments or outside advisors, depending on the nature of the concern. Interested persons who wish to communicate directly with the Board of Directors may do so by writing to our Corporate Secretary, Worldwide Legal Department, Ingram Micro Inc., 1600 East Saint Andrew Place, Santa Ana, California 92705.

Our code of conduct, the Guidelines, our shareholder nominations policy and our committee charters are accessible by following the links to “Corporate Governance” on the Company’s website at www.ingrammicro.com. Furthermore, upon request to our Corporate Secretary at the address set forth immediately above under “Annual Report”, we will provide copies of our code of conduct, the Guidelines, our shareholder nominations policy and our committee charters without charge.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the amount of common stock beneficially owned (unless otherwise indicated) by our directors, our named executive officers as set forth in the Summary Compensation Table found on page 42 of this proxy statement, our directors and executive officers as a group, and beneficial owners of more than 5% of our common stock. Except as otherwise indicated, all information is as of March 15, 2013. On March 15, 2013, there were 151,401,217 shares of common stock outstanding (excluding treasury shares).

	Common Stock
Name	Shares Beneficially Owned		% of Class (1)
Directors:
Dale R. Laurance	73,549	(2)(3)	*
Howard I. Atkins	56,154		*
Leslie S. Heisz	6,626	(3)	*
John R. Ingram (4)	4,383,614	(2)(5)	2.9
Orrin H. Ingram II (4)	4,494,205	(2)(5)	3.0
Linda Fayne Levinson	67,216	(2)	*
Scott A. McGregor	17,335		*
Paul Read	2,846		*
Michael T. Smith	109,751	(2)	*
Joe B. Wyatt	223,742	(2)	*

Named Executive Officers:
Alain Monié	293,270	(2)	*
William D. Humes	446,265	(2)	*
Keith W.F. Bradley	75,537	(2)	*
Shailendra Gupta	228,658	(2)	*
Alain Maquet	203,225	(2)	*
Gregory M.E. Spierkel (6)	1,367,230	(2)	*

Executive Officers and Directors, as a group (24 persons)	8,523,598	(2)(3)(5)	5.5

Other 5% Shareholders:
Artisan Partners Holdings LP	13,420,760	(7)	8.9
BlackRock, Inc.	9,793,013	(8)	6.5
Donald Smith & Co., Inc.	11,958,563	(9)	7.9
FMR LLC	10,565,803	(10)	7.0
The Vanguard Group	8,266,735	(11)	5.5

*	Represents less than 1% of our outstanding common stock.

(1)	Treasury shares are not included when calculating percent of class of Common Stock.

(2)	The following table shows the number of shares of our common stock beneficially owned by our directors, our named executive officers and our directors and executive officers as a group in respect of: (i) vested options, (ii) options that vest within 60 days of March 15, 2013, (iii) shares of common stock held by Fidelity Investments as administrator of the Ingram Micro 401(k) Plan, based on information received from such administrator as of December 31, 2012, and (iv) shares of common stock held by New York Life Retirement Plan Services as record keeper and custodian of the Ingram 401(k) Plan administered by The Ingram 401(k) Committee, based on information received from such administrator as of December 31, 2012.

Name	Vested Options	Options Scheduled to Vest within 60 days of March 15, 2013	Shares Held by Fidelity Investments as Administrator of the Ingram Micro 401(k) Plan	Shares Held by New York Life Retirement Plan Services as Record Keeper and Custodian of the Ingram 401(k) Plan Administered by the Ingram 401(k) Committee for Ingram Industries Inc.
Dale R. Laurance	43,558	—	—	—
Howard I. Atkins	—	—	—	—
Leslie S. Heisz	—	—	—	—
John R. Ingram	29,795	—	—	8,184
Orrin H. Ingram II	168,737	4,305	—	16,946
Linda Fayne Levinson	31,676	—	—	—
Scott A. McGregor	—	—	—	—
Paul Read	—	—	—	—
Michael T. Smith	49,551	—	—	—
Joe B. Wyatt	175,057	4,305	—	—
Alain Monié	274,920	—	—	—
William D. Humes	340,312	—	—	—
Keith W.F. Bradley	73,770	—	1,142	—
Shailendra Gupta	118,781	—	—	—
Alain Maquet	130,958	—	—	—
Gregory M.E. Spierkel	1,067,469	—	—	—
Executive Officers and Directors, as a group (24 persons)	2,819,180	8,610	2,585	25,130

(3)	Excludes 138,053 and 37,411 restricted stock units owned by Dr. Laurance and Ms. Heisz, respectively, which are vested, but for which settlement is deferred and will not occur within 60 days of March 15, 2013.

(4)	Mr. J. Ingram and Mr. O. Ingram are trustees of the E. Bronson Ingram QTIP Marital Trust (the “QTIP Trust”), and accordingly each can be deemed to be the beneficial owner of shares held by the QTIP Trust.

(5)	Includes 4,099,259, 4,099,259 and 4,099,259 shares, for Mr. J. Ingram, Mr. O. Ingram, and all executive officers and directors as a group, respectively, which shares are held by various trusts or foundations of which these individuals are trustees or where such individuals could each be deemed to be the beneficial owner of the shares.

(6)	Mr. Spierkel’s status as CEO ended January 20, 2012, but he remained a member of the Board of Directors until April 15, 2012.

(7)	This information was obtained from the Schedule 13G filed with the SEC on February 7, 2013 by Artisan Partners Holdings LP (“Artisan”), 875 East Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202, representing shares held as of December 31, 2012. Artisan reports shared voting power with respect to 13,962,059 shares and shared dispositive power with respect to 13,962,059 shares.

(8)	This information was obtained from the Schedule 13G filed with the SEC on February 6, 2013 by BlackRock, Inc. (“BlackRock”), 40 East 52nd Street, New York, New York 10022, representing shares held as of December 31, 2012. BlackRock reports sole voting power with respect to 9,793,013 shares and sole dispositive power with respect to 9,793,013 shares.

(9)	This information was obtained from the Schedule 13G filed with the SEC on February 13, 2013 by Donald Smith & Co., Inc. (“Donald Smith & Co.”), 152 West 57th Street, New York, New York 10019, representing shares held as of December 31, 2012. Donald Smith & Co. reports sole voting power with respect to 6,211,844 shares and sole dispositive power with respect to 11,958,563 shares.

(10)	This information was obtained from the Schedule 13G filed with the SEC on February 14, 2013 by FMR LLC, 82 Devonshire Street, Boston, Massachusetts 02109, representing shares held as of December 31, 2012. Edward C. Johnson 3d, Chairman of FMR LLC, and FMR LLC, through its control of Fidelity and Pyramis, have sole voting power with respect to 861,120 shares and sole dispositive power with respect to 10,565,803 shares. FMR’s shares include 10,565,803 shares held by Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, which is a wholly-owned subsidiary of FMR LLC, and 861,120 shares held by Pyramis Global Advisors, LLC (“Pyramis”), 900 Salem Street, Smithfield, Rhode Island, 02917, which is a wholly-owned subsidiary of FMR LLC.

(11)	This information was obtained from the Schedule 13G filed with the SEC on February 6, 2013 by The Vanguard Group (“Vanguard”), 100 Vanguard Blvd., Malvern, Pennsylvania, 19355, representing shares held as of December 31, 2012. Vanguard reports sole voting power with respect to 108,844 shares, sole dispositive power with respect to 8,166,491 shares, and shared dispositive power with respect to 100,244 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, reports beneficial ownership of 100,244 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, reports beneficial ownership of 8,600 shares as a result of its serving as investment manager of Australian investment offerings.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based upon a review of filings with the SEC and/or written representations that no other reports were required, we believe that all of our directors and executive officers complied during fiscal 2012 with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 other than Mr. Monié, who, due to our administrative error, filed one late report relating to one transaction, and Mr. Soumbasakis, who due to our administrative errors, filed three late reports relating to three transactions.

TRANSACTIONS WITH RELATED PERSONS

The Board adopted the Company’s Related Person Transaction Policy in November 2007, which policy is in writing, to assist the Board in reviewing and taking appropriate action concerning related person transactions and assist the Company in preparing the disclosure that the Securities and Exchange Commission rules require to be included in the Company’s applicable filings as required by the Securities Act of 1933 and the Securities Exchange Act of 1934 and their related rules. This policy is intended to supplement, and not to supersede, the Company’s other policies that may be applicable to or involve transactions with related persons, such as our policies for determining director independence and the Company’s Code of Conduct and Conflicts of Interests policies. The policy covers any financial transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships (including indebtedness and guarantees of indebtedness and transactions involving employment and similar relationships) involving the Company and any director, nominee or executive officer, or any immediate family member thereof, or any 5% or greater beneficial owner of the Company’s voting securities, in each case, having a direct or indirect material interest in such transaction. Any such transaction must be approved or ratified by the Board or a designated committee thereof consisting solely of independent directors, which unless the Board designates otherwise, shall be the Governance Committee of the Board or the Chair of the Governance Committee in between regular meetings of the Committee.

Mr. Paul Bay, currently our Senior Executive Vice President and President, Ingram Micro North America, was promoted to an executive officer position in November 2012. A relative of Mr. Bay is a long-time employee of the Company and had annual cash compensation for 2012 of less than $250,000.

We have entered into an indemnification agreement with each of our directors and executive officers. The indemnification agreements and our certificate of incorporation require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law.

REPORT OF THE HUMAN RESOURCES COMMITTEE

The following Report of the Human Resources Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Ingram Micro filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report by reference therein.

The Human Resources Committee of the Board of Directors has furnished the following report.

The Human Resources Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of the proxy statement with management of Ingram Micro, and based on this review and discussion, recommended to the Board of Directors of Ingram Micro that such “Compensation Discussion and Analysis” be included in Ingram Micro’s proxy statement for the 2013 annual meeting of shareholders for filing with the SEC.

Members of the Human Resources Committee of the Board of Directors of Ingram Micro Inc.

Linda Fayne Levinson (Chair)
Howard I. Atkins
John R. Ingram
Orrin H. Ingram
Paul Read

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis reviews the compensation provided to our Chief Executive Officer, our Chief Financial Officer, our three other most highly compensated officers, and our former Chief Executive Officer, who was not serving as one of our executive officers at the end of our fiscal year ended December 29, 2012 (collectively, the Named Executive Officers, or “NEOs”) as determined under the rules of the SEC and set forth in the Summary Compensation Table. The NEOs for the fiscal year ended December 29, 2012 (or “fiscal 2012”) are as follows:

2012 NEOs	Position as of December 29, 2012
“Corporate NEOs”:
Alain Monié (1)	President and Chief Executive Officer (“CEO”)
William D. Humes (2)	Chief Operating and Financial Officer (“COFO”)

“Regional NEOs”:
Keith Bradley (3)	Senior Executive Vice President and President Ingram Micro North America
Shailendra Gupta	Senior Executive Vice President and President Ingram Micro Asia Pacific
Alain Maquet	Senior Executive Vice President and President Ingram Micro Europe, Middle East, and Africa (“EMEA”)

“Previous Corporate NEOs”:
Gregory M.E. Spierkel (4)	Former Chief Executive Officer (“former CEO”)

(1)	Mr. Monié was President and COO prior to being promoted January 20, 2012 to President and CEO.

(2)	Mr. Humes was Chief Financial Officer prior to being promoted April 26, 2012 to Chief Operating and Financial Officer.

(3)	Mr. Bradley’s status as Senior Executive Vice President and President Ingram Micro North America ended on December 31, 2012. Mr. Bradley continued to provide transition services through March 6, 2013.

(4)	Mr. Spierkel’s status as CEO ended on January 20, 2012, but he agreed to remain through April 15, 2012 to assist with the transition to a new CEO.

Executive Summary

This section provides an explanation and analysis of the decision-making behind the compensation provided to the NEOs for fiscal 2012, all as further described in this Compensation Discussion and Analysis.

Decisions Regarding Material Elements of Compensation. The following summarizes the decisions of the Human Resources Committee (the “Committee”) regarding the material elements of 2012 compensation. Some of these decisions, particularly relating to our annual cash incentive plan targets and payouts, were affected by the economic environment, which was slowly improving in 2011 and 2012.

•

Modest Base Pay Increases. In November 2011, the Committee decided to move the 2012 annual salary review to March in order to better align with the Company’s performance review cycle. In March 2012, the Committee approved modest increases for 2012 base salaries for our Regional NEOs of less than 5% over their 2011 base salaries. These increases were effective starting June 2012.

•

Promotion-Related Changes. When Mr. Monié was promoted to CEO in January 2012, the Committee decided that it was appropriate and consistent with peer group data to keep his cash compensation targets, including base salary, the same as for the prior CEO so that any increase in pay would result from successful performance. As described below, the Committee reduced the annual long-term equity incentive award target for the CEO position from $4.2 million to $3.5 million. As further described below, Messrs. Humes and Gupta each received a more significant salary increase later in 2012 as a result of their respective assumptions of additional roles and responsibilities.

•

Setting Challenging Targets Under Our Annual Executive Incentive Award Program (“EIAP”). The financial targets under the cash-based EIAP for fiscal 2012 approved by the Committee reflected the improving demand environment reported by the Company during 2011 and the desire of the Committee to drive focus on growth opportunities. In particular, the Committee’s desire to drive certain growth objectives resulted in the Committee setting certain 2012 objectives for the CEO that, if achieved, might modify his annual EIAP up or down 20%. In late 2012, the Committee implemented a special project incentive for Mr. Gupta with a target payout of SGD $500,000 for the achievement of specific integration objectives related to our acquisition of Brightpoint, Inc. (“BrightPoint”) that must be completed by July 1, 2014. The performance results under our EIAP are further described below, but reflected the Company’s 2012 worldwide sales increase by 4%, net income increase by 25% and earnings per share increase by 30% over 2011 as a result of solid performance in key markets and the Company’s fourth quarter acquisition of BrightPoint and Aptec Holdings Ltd. (“Aptec”). Included in these results were the negative impact on sales resulting from weak economic conditions in Europe, problems in some countries in adjusting to disruptions after a new enterprise resource management system and continued sluggish recovery in 2012. This resulted in mixed results across different regions, with some missing and others exceeding the financial metrics set for fiscal 2012. As a result, amounts earned by the NEOs under the 2012 EIAP varied from 27.4% to 124.6% of target.

•	Granting 100% Performance-Based Equity Awards. The Committee again granted only performance-based restricted stock units (“RSUs”) to our NEOs. These RSUs consisted of three separate grants:

(1)	40% of the target grant value would be earned based on achievement of fiscal 2012 pre-tax profitability goals and, to the extent earned, will vest in equal installments in June 2014 and 2015;

(2)	up to 60% of the target grant value will be eligible for vesting in June 2015 based on achievement of earnings per share and return on invested capital goals over a three-year performance measurement period (2012-2014); and

(3)	an additional number of RSUs (but no more than the target number of RSUs granted in program 2) may be earned based on the achievement of total shareholder return over a three-year performance measurement period (2012-2014) as compared to a peer index.

The target grant value of the RSUs for the NEOs, including our new CEO, was between 128% and 412% of their respective base salaries. These amounts align award values with those of their peers in our comparator group of companies, reflect individual performance levels and responsibilities, keep stock dilution to a competitive level, and are consistent with the Committee’s desire to place significant weight on long-term performance.

Focus on Long-Term Value Creation. At executive management levels, compensation focuses on long-term shareholder value creation, reflecting the fact that, in conjunction with the Board, Ingram Micro’s NEOs are responsible for setting and achieving long-term strategic goals. In support of this responsibility, compensation is heavily weighted towards equity incentives and other performance-based compensation that rewards long-term value creation for shareholders. The following charts show the CEO and other NEO target and actual compensation mix for 2012.

In the tables below, target compensation equals the sum of 1) base salary, 2) target EIAP award, and 3) grant date fair value of equity awards assuming target level performance over the measurement period (as disclosed in the Summary Compensation Table). The actual compensation replaces target EIAP awards with the value that was actually earned but does not adjust for the equity portion of the target.

Pay-for-Performance and CEO Compensation. As illustrated by the above charts, Ingram Micro emphasizes pay-for-performance with performance-based compensation constituting 87% of the CEO’s total target compensation and 73% of other NEOs’ total target compensation. This performance-based compensation requires the achievement of specific performance targets intended to drive shareholder value over the long term in order for the compensation to be paid. This is illustrated by the following comparison of the CEO’s total compensation compared to annual total shareholder return (“TSR”) over the past three years.

•	In 2010, annual TSR was 9.4% and the former CEO’s total compensation earned during 2010 decreased by 19%.

•

In 2011, annual TSR was -4.7% and the former CEO’s total compensation earned during 2011 decreased by 4.5%. However, the former CEO received the first payment of a cash retention bonus in 2011, which was earned based on 2009 performance and continued employment through 2011; when this retention payment is added to his total 2011 compensation, his compensation increased by 9.5% over 2010.

•

In 2012, annual TSR was -7.0% after the close of a significant acquisition in mid-October and two other acquisitions earlier in the year. The current CEO’s total compensation decreased by 1% when compared to the 2011 compensation of the former CEO.

The Company is focused on improving absolute and relative TSR performance and has added a relative TSR component to its equity-based long-term incentive awards in 2012, as further described below under “2012 Performance Awards”.

Focus on Best Practices. The Committee periodically examines the Company’s executive compensation practices in an effort to align them with best practices in executive compensation and evolving trends. For example (and as described further below):

•

Executives are subject to significant stock ownership guidelines, including the requirement for executives to obtain permission from the Company before selling shares, even during an open trading period;

•	A clawback policy exists that provides for the repayment of incentive compensation in appropriate circumstances;

•	Different performance metrics are used under the Company’s short-term and long-term incentive plans;

•	Awards under the Company’s short-term and long-term incentive plans are capped to limit windfalls;

•	The Company has a policy prohibiting its associates (including our executive officers and directors) from using Company stock in hedging transactions;

•

None of the Company’s directors or executive officers engage in short sales of Company securities, hold Company securities in a margin account or pledge Company securities as collateral for a loan, and any Company securities transaction requires approval from the General Counsel;

•	Benefits and perquisites represent a very small proportion of NEO compensation;

•	The Company’s change in control policy requires a double trigger before benefits are paid and does not have any provision for tax gross-ups;

•

The Committee retains and consults with its independent outside compensation consultant on a regular basis and has sole discretion to engage or terminate its compensation consultants and other advisors.

Effect of Prior Shareholder Say-on-Pay Advisory Vote. In June 2012, our shareholders approved our executive compensation programs, as disclosed in last year’s proxy statement, in an advisory “say-on-pay” vote, with 88% of votes cast in favor of approval. While this result did not impact decisions about our 2012 compensation programs, which were already in place by June, we believe the approval of our 2011 compensation programs shows strong support for the types of programs discussed in this proxy statement and, accordingly, that no material changes to our compensation programs are necessary. In an effort to further weight our compensation programs towards value creation for shareholders, for fiscal 2012, our performance RSUs included a TSR metric, as further described below.

Independence of Compensation Consultant. After review and consultation with Cook, the Committee determined that Cook is independent and that there is no conflict of interest resulting from retaining Cook currently or during fiscal 2012. In reaching these conclusions, the Committee considered the factors set forth in the SEC rules that recently became effective.

Overall Design and Rewards of the Executive Compensation Program

Design Elements. The Company operates in the extremely competitive, rapidly changing, and low-margin high-technology distribution and service industry. The broad objectives and key features of each element of the executive compensation program established by the Company and approved by the Committee are:

Compensation Element	Objectives	Key Features
Base Salary	Links performance and pay by providing competitive levels of base salary for each executive officer based on his or her role and responsibilities within the Company. Used to attract and retain executive talent in a very competitive marketplace.

Reflects:

•    Peer median for positions with similar responsibilities and business size.

•    An executive’s responsibilities and performance, as demonstrated over time.

•    Local country indexation as applicable.

Salaries are reviewed annually to ensure they are externally competitive, reflect individual performance and are internally equitable relative to other Ingram Micro executives.

Annual Executive Incentive Award Program

Provides incentives to focus executives on the actions necessary to attain the Company’s Board-approved annual business plan.

Identifies what is expected for the year from the standpoint of corporate, regional, and country results.

Links reward to accomplishment as executives are measured and rewarded on accomplishments within their control and responsibility and encourages and rewards both profitable growth and operating efficiency.

Committee establishes incentive targets as a percentage of each NEO’s base salary that approximate the median market practice of comparable positions at comparator peer group companies.

Payouts depend on meeting performance targets such as pre-tax profit, working capital days, and specified operating objectives over the course of a one-year performance period.

Performance targets vary for Corporate NEOs versus Regional NEOs to reflect appropriate differences in our operations within the United States and abroad.

Equity-Based Long-Term Incentive Award Program

Aligns the long-term goals of our executives with those of our shareholders, increases shareholder value, and retains executive officers.

Increases linkage to shareholders by rewarding stock price appreciation and tying wealth accumulation to performance.

Retention is enhanced through the overlapping of multi-year performance periods.

Committee reviews competitive, market-median, long-term incentive award values for each NEO and the individual performance of each NEO to establish the equity-based award values to be granted to each NEO.

Payouts depend on meeting performance targets such as pre-tax profit, total shareholder return, return on invested capital or earnings per share results over the performance measurement period.

Compensation Element	Objectives	Key Features
Benefits and Perquisites	Provide conservative levels of nonperformance-based compensation.	In general, our NEOs participate in the Company’s broad-based health and welfare, life insurance, disability and retirement programs for management employees.

Design Principles. Ingram Micro believes a major portion of NEO compensation should be at risk and subject to the financial performance of the Company. The only guaranteed forms of NEO compensation are base salaries, benefit programs and perquisites that are generally available to all management associates. The remainder of compensation must be earned through the attainment of predetermined financial or strategic performance objectives or share price appreciation. Compensation programs are designed within a framework based on the achievement of pre-established financial targets and alignment of the financial interests of our NEOs with those of our shareholders by providing appropriate near- and long-term financial incentives that reward executives for achieving objectives that are designed to enhance shareholder value. Our key design principles include:

1.    Target executive compensation with reference to the market median (50th percentile) for each element of pay and in total to be competitive with other employment opportunities.

•	A competitive compensation program is critical in attracting, retaining and motivating the Company’s senior leadership in order to achieve its long-term business and financial objectives.

•

The Company benchmarks executive officer compensation annually against survey data from Mercer’s Executive Benchmark Database covering general industry companies with annual revenues between $5 billion and $10 billion, as well as a comparator peer group of 38 publicly traded companies in four related industries (Technology Distributors, Electronic Equipment Manufacturers, Logistics and Health Care Distributors, and Retailers and Other Companies), to assess the competitiveness of total compensation and pay mix. This comparator peer group is a closer match to the market capitalization of the Company than the general industry data and was modified for 2012. Family Dollar Stores, PetSmart and Dick’s Sporting Goods have been replaced in the peer group by Grainger (WW), United Stationers, and Wesco Industries because the Committee decided these firms are more relevant and appropriate for the peer group. The following revised peer group of companies was used when determining 2012 compensation for our NEOs:

Technology Distributors	Electronic Equipment Manufacturers	Logistics and Healthcare Distributors	Retailers and Other Companies
• Anixter Int’l • Arrow Electronics • Avnet • BrightPoint* • Insight Enterprises • ScanSource • SYNNEX • Tech Data	• Agilent Technologies • AVX • Celestica • Flextronics Int’l • Itron • Jabil Circuit • Mettler-Toledo • Molex • Vishay Intertech	• AmerisourceBergen • C.H. Robinson • Henry Schein • McKesson • Owens & Minor • Pacer Int’l • Patterson Companies • PSS World Medical • UTi Worldwide	• AECOM Tech • Ashland • AutoNation • Grainger (WW) • Lexmark • Office Depot • O’Reilly Automotive • Oshkosh • Timken • United Stationers • Wesco Industries • Williams-Sonoma

*	BrightPoint has been removed from our peer group as a result of its acquisition in October 2012.

This comparator peer group is summarized by the following measures:

	2012 Comparator Peer Group Data as of December 31, 2011 ($ in millions)
	Revenue*	Market Cap	Employees
75th percentile	$10,331	$4,928	22,099
Median	6,376	2,701	13,150
25th percentile	3,793	1,645	7,718
Ingram Micro	36,259	2,912	15,650

*	Twelve-month revenue as of December 31, 2011

¡	Size: Companies with market capitalization that generally range around Ingram Micro’s market capitalization.

¡	Business Focus: Publicly traded companies with representation weighted towards distribution, and other industries, because the competition for talent is broader than just distribution companies.

¡	Consistency: The peer group should be relatively stable and preferably be multi-national companies.

•

Ingram Micro management engages an executive compensation consulting firm to conduct a total compensation study of executive officers. For 2012 compensation decisions, management engaged Mercer to collect and report the general industry survey data which was then reviewed by Cook, the Committee’s independent outside advisor. Due to the unique revenue characteristics of a distribution business (e.g., high revenues at low margins), revenue is not directly comparable to general industry benchmarks. As a result, general industry market data was used for companies with significantly lower revenues than Ingram Micro. Cook provided the Committee with its own analysis and conclusions to be drawn from the data and advised the Committee on setting appropriate compensation levels for Ingram Micro’s NEOs, including our CEO.

•

Cook’s compensation report examined the competitiveness of Ingram Micro’s executive compensation programs in total and by each element of compensation (base pay, annual incentives, and long-term incentives). In doing so, the value of each of Ingram Micro’s NEOs’ compensation elements was compared to median information available from the defined comparator group. Benefits and perquisites were not included in the 2012 report as they represent a small portion of our executive officer’s total remuneration.

2.    Internal pay equity is important.

•

Ingram Micro establishes a series of salary grades and ranges, with a salary range “midpoint” that is designed to reflect market median levels as reported in the general industry survey data. Salary grades for our executive officer positions are aligned with salary ranges of market median officer positions that most closely approximate their job responsibilities at Ingram Micro.

•

Balancing competitiveness with internal equity helps support management development and movement of talent worldwide throughout Ingram Micro. Differences in actual compensation between employees in similar positions will reflect individual performance, future potential and business results. This effort also helps Ingram Micro promote talented managers to positions with increased responsibilities and provides meaningful developmental opportunities.

3.    At executive management levels, compensation increasingly focuses on longer term shareholder value creation, which is demonstrated by the charts above under “Focus on Long-Term Value Creation”, showing that long-term incentive compensation is the most important element of the pay mix for the NEOs.

4.    Pay-for-Performance.

•	Ingram Micro emphasizes pay-for-performance, as indicated by the charts above under “Focus on Long-Term Value Creation”, which show that 87% of the CEO’s total target compensation and 73% of the other NEOs’ total target compensation is performance-based. This performance-based compensation requires the achievement of specific performance targets intended to drive shareholder value over the long term in order for the compensation to be paid.

What is Rewarded. Executive compensation is designed to reward achievement of targeted financial results and individual performance. Our performance metrics are based on GAAP financial results, but, as determined by the Committee, may exclude restructuring charges and other expenses directly related to our cost-reduction programs, noncash charges for the impairment of goodwill, and the impacts of any unplanned acquisitions. These metrics are regularly used by our management internally to understand, manage and evaluate our business and make operating decisions. The following table defines each performance metric used as an executive incentive measure, and states why the metric was selected and the compensation programs which use that metric.

Metric	Definition	Why Selected	Pay Programs
Earnings Per Share (“EPS”)	EPS is defined as net income divided by weighted average number of diluted shares outstanding.	EPS is widely tracked and reported by analysts and used as a measure to evaluate Ingram Micro’s performance. EPS growth is used in recognition of both the effect it can have on Ingram Micro’s stock price and the prevalence of its use by other companies.	Equity-Based Long-Term Incentive Award Program

Pre-tax Profit (“PT”)	PT is based upon results reported under generally accepted accounting principles. Exclusions of any items from the calculation of PT must be pre-approved by the Committee.	PT is considered an important performance measurement to ensure focus on profitability.	Annual Executive Incentive Award Program Equity-Based Long-Term Incentive Award Program

Return On Invested Capital (“ROIC”)	ROIC is defined as operating income, net of income taxes calculated based on Ingram Micro’s applicable effective tax rate for the fiscal year, divided by the average invested capital for the fiscal year. Average invested capital is equity plus debt less cash and cash equivalents at the beginning of the performance period and at the end of each quarter therein.	ROIC provides a measure of the efficiency with which Ingram Micro invests its capital in the business. ROIC incorporates elements of both profit generation and the capital invested in the business and provides a meaningful gauge of the level of overall shareholder value generation when compared to the weighted average cost of capital.	Equity-Based Long-Term Incentive Award Program

Metric	Definition	Why Selected	Pay Programs
Working Capital Days (“WCD”)	WCD is defined as Days Sales Outstanding plus Days Inventory Outstanding minus Days Payable Outstanding at the end of a month (13-month average).	Because of the extensive investment in working capital inherent in this business, Ingram Micro believes that this focus encourages efficient use of capital, thus improving shareholder value.	Annual Executive Incentive Award Program

Individual performance is assessed via the Performance Management Process (“PMP”)	PMP is designed to establish specific objectives for associates related to overall Ingram Micro goals and help them understand their role in meeting these objectives. Objectives are established for specific initiatives, major responsibilities key to their position, critical competencies, and individual developmental requirements.	PMP is an effective tool in assessing performance against individual goals. Once Ingram Micro objectives are established, salaried associates (including NEOs) set individual objectives aligned with the Company’s strategic direction. At year end, salaried associate performance is assessed against established goals and executive competencies and behaviors.	Base Salary Equity-Based Long-Term Incentive Award Program Annual Executive Incentive Award Program

Total Shareholder Return (“TSR”)	TSR is the increase (or decrease) in stock price plus any dividends paid over a period of time divided by the market stock price at the beginning of the period.	In 2012 we added this metric to increase focus on TSR and increasing value to our shareholders.	Equity-Based Long-Term Incentive Award Program

Elements of Compensation

The elements of NEO compensation are annual base salary, annual bonus, long-term equity-based incentives, benefits and perquisites. The mix and proportion of these elements to total compensation is benchmarked annually against the survey median data and peer group of comparator companies for each NEO. The Committee, at its sole discretion, may make changes to the mix or relative weighting of each compensation element. The Committee reviews tally sheets that itemize the total compensation package of each NEO and takes into consideration the impact a change in one element may have on other elements and total compensation. A summary of each element of compensation and how the amount and formula are determined is presented below.

How Designed and Determined

Base Salary: Each NEO is eligible for a salary review annually. The Committee reviews and takes into consideration recommendations for changes to base salaries of NEOs and other Section 16 reporting officers from our CEO (except with respect to his own compensation) and Cook. Our CEO’s recommendations are based on a number of considerations, including the executive’s scope of responsibilities within the organization, his personal assessment of the executive’s performance and overall contribution to the achievement of Ingram Micro’s short-term and long-term objectives, the executive’s performance in relation to individual performance objectives established during the PMP, the executive’s pay history, the executive’s current salary versus the competitive median levels reported by the peer group of companies and market surveys, internal equity considerations and Ingram Micro’s overall Company performance. However, there is no set formula or weighting assigned to these factors. Our CEO discusses his recommendations with Cook and the Committee, but the Committee in executive session makes a final determination of base pay for each NEO upon completion of these discussions.

Our CEO’s salary is determined by the Committee based on its review of his overall performance, data on competitive compensation levels for CEOs in the comparator group of companies, proxy information for direct competitors and market surveys, as well as Ingram Micro’s overall performance. These considerations are discussed among the Committee members and Cook in executive session of the Committee. No members of management are present during these deliberations.

The Committee met in March 2012 and determined the annual merit increase appropriate for each NEO, effective the first pay period in June 2012. The increase for each of the NEOs prior to the promotion increases described below was less than 5%. In keeping with the pay philosophy of focusing on performance-based compensation, the Committee decided to maintain base pay and target cash incentives for the CEO position at the 2011 level (and not to increase the CEO’s base salary during 2012) and to reduce the target annual long-term equity incentive award for the CEO position from $4.2 million to $3.5 million.

The Committee met in April 2012 and approved the promotion to Chief Operating and Financial Officer and appropriate increase in pay for Mr. Humes. As a result of Mr. Humes’ assumption of the additional responsibilities of Chief Operating Officer in addition to his role as Chief Financial Officer, the Committee increased his base salary 25% to $650,000, which is inclusive of any merit increase he would have received in June. Also, as a result of Mr. Gupta being assigned global integration responsibilities resulting from the BrightPoint acquisition, the Committee approved a 9% increase in his base compensation to SGD $850,000 effective July 1, 2012.

Annual Executive Incentive Award Program: Each NEO has a cash incentive target established by the Committee as a percentage of base salary, as set forth in the table below. The percentage approximates the median market practice of comparable positions based on the data from our comparator peer group (see “Design Principles”).

	Target Annual Incentive as % of Annual Base Salary
	2012
Mr. Monié	150	% (1)
Mr. Humes	90	% (1)
Mr. Bradley	70%
Mr. Gupta	70%
Mr. Maquet	70%
Mr. Spierkel	150%

(1)	Mr. Monié’s target prior to his promotion to Chief Executive Officer on January 20, 2012 was 90%. Mr. Humes’ target prior to his assumption of Chief Operating Officer duties on April 26, 2012 was 70%. The calculation of the annual bonus payment at the end of the year applied the respective target to earnings during that time for each NEO.

For 2012 the EIAP required the achievement of PT, WCD and in some cases strategic objectives over the full fiscal year in order for an NEO to receive his target annual incentive. These metrics drive a focus on growing PT while balancing WCD to effectively manage capital as well as provide a focus on effective implementation of key strategies. All goals were approved by the Committee within the first 90 days of the fiscal year. As illustrated by the following chart, all NEOs had 20-30% of their EIAP tied to the overall Company PT and WCD performance, with the remainder generally tied to the PT and WCD performance of their respective region. The CEO and COFO were also given specified strategic objectives to focus on growth opportunities as further described below.

	Weighting of Annual Incentive
	Overall Company Results	Weighted Roll-Up of Country Results	Corresponding Region Results	Strategic Objectives
Mr. Monié	30%	70%	—	+/-20% multiplier
Mr. Humes (1)	21%	49%	—	30%
Mr. Bradley	30%	50%	20%	—
Mr. Gupta	30%	50%	20%	—
Mr. Maquet	30%	50%	20%	—
Mr. Spierkel	30%	70%	—	—

(1)	Mr. Humes’ EIAP is weighted 70% to financial results (of which 30%, or 21% of his total EIAP, is tied to overall company results and 70%, or 49% of his total EIAP, is tied to the weighted roll-up of country results) and 30% to strategic objectives.

The 2012 program required a minimum level of PT performance before any award could be earned and this award could be increased or decreased based on the management of WCD. The maximum award earned for significant overachievement of performance against PT is 200% of the target award value (generally, achieving 130% to 145% of the Board-approved operating plan PT results in a maximum award payment).

After the potential award based on PT is calculated, WCD is used as a modifier to decrease or increase the payout. The first two working capital days worse than the target range decreases the PT achievement by 5 percentage points each, with each additional day worse decreasing the multiplier by 10 percentage points, with the potential of reducing the award to zero. Every working capital day better than the target range increases the PT achievement by 5 percentage points, with the positive modifier capped at 110% of the PT achievement. The Committee set additional goals for Mr. Monié which focused on growing through acquisition and greenfield investments, among other key strategic objectives. In determining that Mr. Monié should receive the full 20% multiplier for the strategic objective component of Mr. Monié’s EIAP, the Committee particularly recognized the acquisition of Promark, Aptec and BrightPoint as well as further investments into greenfield opportunities. Mr. Humes was given additional strategic objectives requiring him to ensure successful implementation of key global projects. In determining that Mr. Humes should receive 121.7% of the target award value for the strategic objective component of Mr. Humes’ EIAP, the Committee particularly recognized Mr. Humes’ successful implementation of key global projects to strengthen the Company’s capital structure, financial controls and shared service centers.

The following chart illustrates the calculation of the overall Company achievement and weighted roll-up achievement that together make up the worldwide financial achievement under the 2012 EIAP. The total financial award earned = [(A x B) + C] = 109.4% of Target Award.

2012 EIAP Achievement:

Overall Company Results	Minimum	Target (Plan)	Maximum	Actual
A. Consolidated Worldwide PT Target and Results (000)	$330,907	$441,210	$573,572	$422,104(1)
% of Incentive Award Earned	50.0%	100.0%	200.0%	91.3%
x B. Worldwide WCD Modifier Target and Results	+11 days	26.1 – 27.8 days	-2 days	26.4 days
% Modifies Incentive Earned in “A”	0%	100%	110%	100%
= A x B = Total Company Results = % of Incentive Award Earned				91.3%
Achievement of Overall Company Results:				x 30% 27.4%

+ C. Weighted Average Earned Award of Each Country/Operating Unit Worldwide	2012 Plan Revenue Weighting	Weighted Achievement		% of Incentive Award Earned
North America	42.8%	59.6%
EMEA	30.2%	19.4%
Latin America	5.1%	8.5%
Asia Pacific	21.9%	29.6%
Total Region Weighted Average Component	100%	117.1%	x 70%	= 82.0%
Worldwide Financial Achievement % of Target Award Earned Incentive Award:		82.0% + 27.4% = 109.4%

(1)	PT for worldwide and regional results excludes the impact of material acquisitions and other costs as outlined in the program, consisting primarily of reorganization costs associated with profit enhancement programs and integration costs. Incentive awards for PT achievement between the specified minimum, target and maximum are interpolated on a straight-line basis. The PT achievement is subject to a WCD positive or negative multiplier as noted above.

NEOs. Under the terms of the 2012 EIAP, NEOs earned award payments as follows:

2012	Region	Worldwide Financial Achievement	Strategic Objectives Achievement	Total % of Target Incentive
		(100%)	(multiplier)
Mr. Monié	Worldwide	109.4%	20%	131.3%
		(70%)	(30%)
Mr. Humes	Worldwide	109.4%	121.7%	113.1%
		(100%)	(N/A)
Mr. Spierkel (1)	Worldwide	109.4%	0	109.4%

2012	Region	Total Company Results (30%)	Region Results (70%)	Total % of Target Incentive
Mr. Bradley	North America	91.3%	138.9%	124.6%
Mr. Gupta	Asia Pacific	91.3%	0%	27.4%
Mr. Maquet	EMEA	91.3%	60.7%	69.9%

(1)	Mr. Spierkel received a prorated award based on the number of days he was employed by the Company during 2012.

The Company does not disclose regional PT or WCD target goals because of its conclusion that disclosure of such goals is not material to an understanding of the compensation program applicable to its NEOs and that competitive harm would result from their disclosure. Like the overall PT and WCD goals disclosed above, the regional goals are set at levels where achievement of the target award is intended to be challenging, but realistically possible. In addition to payment under the EIAP, Mr. Gupta received a discretionary bonus in recognition of his launching and leading the Company’s BrightPoint integration effort and in driving expansion into the Middle East through the acquisition of Aptec.

Equity-Based Long-Term Incentive Award Programs

2012 Performance Awards. For 2012, the Committee decided to continue its practice of granting only performance-vesting RSUs to the executive officers and to delay the 2012 annual equity grants to the first trading day of June to better align with the performance management process. Each RSU entitles an executive to one share of Company stock if and when the RSU becomes both earned and vested. The Committee’s determination of individual values of the RSU awards with respect to NEOs, other than the CEO, was based on its evaluation of recommendations by the CEO that included the review of competitive data, market median, long-term incentive award values for each NEO and the individual performance of each NEO. With respect to the CEO, the Committee, in its sole discretion, determined the long-term equity value by considering the CEO was new in the position and comparative peer group information. During this process the Committee consulted with its outside advisor, Cook. As a result of individual performance, the target grant values for the NEOs were generally between the 50th and 75th percentile.

•

For the 2012 grants of performance-vesting RSUs, the target dollar value granted for the NEOs (excluding Mr. Spierkel) ranged from 115% to 412% of their respective base salaries. The Committee’s target dollar value is equal to the actual grant value because the closing price on the grant date was used to determine the number of units to issue on the grant date.

	2012 Annual Equity-Based Long-Term Incentive Award Program Grant Values
	Actual Value at Grant for Target Award (1)	Upside Value at Grant TSR Award (2)
Mr. Monié	$3,500,000	$738,489
Mr. Humes	1,440,013	303,839
Mr. Bradley	775,000	163,520
Mr. Gupta	800,000	168,795
Mr. Maquet	770,000	162,464
Mr. Spierkel	—	—

(1)	The Actual Value at grant was divided by $17.46, the closing price on the grant date of June 1, 2012, to determine the number of RSUs (rounded up to the nearest share) granted and that will be earned for target level performance. This value is slightly different than the value reflected in the Summary Compensation Table due to this rounding of the shares.

(2)	While we grant a determined number of RSUs for target level performance, in 2012 the upside opportunity only exists in the TSR RSUs granted. Since this upside is found in a separate equity grant of TSR RSUs (as defined below) we have provided the accounting value, $6.14 per RSU, of this additional 2012 grant. More details of this accounting value can be found in the Summary Compensation Table footnotes below.

•

With the approval of the Committee, grants of equity may also be awarded to the NEOs at other times during the year upon their initial employment with the Company or promotion within the organization. In such cases, as with Mr. Monié’s promotion grants in 2012, the effective date of the grant will be the first trading day of the month that follows the Committee’s approval and the effective date of employment or promotion.

While the Committee decided to continue its practice of tying 40% of the performance-vesting RSUs granted to the achievement of 2012 PT goals (the “PT RSUs”) and 60% to the achievement of EPS and ROIC goals (the “EPS/ROIC RSUs”), it significantly modified the EPS and ROIC plan and added a TSR requirement (the “TSR RSUs”). The RSUs granted to the NEOs in June 2012 consisted of the following three types of performance-vesting RSUs (with the goals and target dollar values approved by the Committee within the first 90 days of the fiscal year):

(1) PT RSUs. The PT RSUs represented 40% of the target RSUs that are eligible to be earned based on the achievement of fiscal 2012 PT goals, with vesting of any earned amount in equal installments in June 2014 and June 2015. The Committee certified on March 5, 2013 that the 2012 PT result exceeded the predetermined target level ($50 million), resulting in 100% of the PT RSUs becoming eligible for vesting on the following schedule: 50% on June 1, 2014, and 50% on June 1, 2015 as long as the participant is employed in good standing on the vesting date (other than due to specified conditions such as death or termination without cause).

(2) EPS/ROIC RSUs. The EPS/ROIC RSUs represented 60% of the target RSUs that are eligible for vesting based on EPS and ROIC achievement over a three-year period (fiscal 2012-2014). If the three-year cumulative compounded annual EPS growth and three-year average ROIC targets are met, they will fully vest on June 1, 2015 (or at the time of the Committee’s certification of the EPS and ROIC performance for the three-year period, if later) if the NEO remains employed by the Company on the vest date (other than due to specified conditions such as death or termination without cause). The Committee believes the targets were set with appropriate levels of difficulty for the three-year performance measurement period. The maximum number of EPS/ROIC RSUs available to vest under this 2012 program will be capped at the target number of units.

	% of Target Award That Vests on June 1, 2015
Performance over fiscal years 2012 – 2014	Threshold	Target	Maximum
Cumulative compounded annual EPS growth	17.5%	70%	140%
Average ROIC	7.5%	30%	60%
Combined payout %	25%	100%	Capped at 100%

(3) TSR RSUs. For 2012 grants, the Committee revised the criteria for upside beyond 100% of target. Instead of upside being based on over-achievement of EPS and ROIC goals, as in the prior year, any amount earned over the target number of RSUs will require the Company’s three-year TSR to exceed a three-year TSR peer index. Achievement of TSR below the index results in an award of 0% of TSR RSUs, and the maximum award for Ingram Micro TSR significantly exceeding peer group TSR is 100% of the TSR RSUs. The earned portion will vest on the third anniversary of the date of grant as long as the participant is employed in good standing on the vesting date (other than due to specified conditions such as death or termination without cause). The combination of the EPS/ROIC RSUs with the TSR RSUs has the opportunity to have a total combined payout of 200% of the target level associated with the EPS/ROIC RSUs, similar to previous years.

Performance Awards from Prior Years. As previously disclosed, the 2010 Executive Long-Term Performance Share Program (EPS/ROIC RSUs) had a three-year performance measurement period (January 2010 – December 2012). In establishing the 2010 program, the Committee determined that any related costs, benefits and invested capital from a material acquisition in the final year of the measurement period should be excluded from the calculation of EPS and ROIC results. Based on this exclusion, the three-year EPS compound annual growth rate was 15.9% and the three-year average ROIC was 11.9% for the measurement period. These results exceeded the minimum requirements and thus resulted in the combined achievement level under the plan of 173.5% of the target 2010 EPS/ROIC RSUs being earned (vested) by the participants, including the NEOs, who met the employment requirements of the award. Vesting of the earned shares occurred on March 5, 2013, upon the certification of the results by the Committee.

Stock Ownership and Retention Policy; Policy against Hedging Transactions

Our stock ownership and retention policy requires our Section 16 reporting officers to achieve holdings of Ingram Micro common stock with a value equal to three to six times their base salary. The multiple is determined by salary grade. The CEO’s target is six times his base salary. The target for the other NEOs is four times their base salaries. NEOs are not required to reach their share ownership target level by a specific date. Instead, until the ownership requirement is met, they are required to retain 50% of their net after-tax shares resulting from the vesting of all restricted stock or RSU awards and 50% of the net after-tax shares resulting from the exercise of stock option awards. Shares owned include: shares held by the executive directly or through a broker, shares held jointly by the executive and his/her current spouse, shares held by the executive’s current spouse, shares held by the executive’s dependent children, shares held by the executive in a custodial account or irrevocable trust, and shares held by the executive in the Ingram Micro 401(k) Plan. As of December 29, 2012, the executive officers had not yet achieved their share ownership target level.

The Company’s Insider Trading Policy and Executive Stock Ownership and Retention Policy provides that shares of Ingram Micro stock shall not be made subject to a hedge transaction or puts and calls. None of the Company’s directors or executive officers engage in short sales of Company securities, hold Company securities in a margin account or pledge Company securities as collateral for a loan.

Compensation Recovery Policy

The Committee adopted a Compensation Recovery Policy in January 2010. This policy, commonly referred to as a “clawback” policy, authorizes the Company to recover annual or long-term incentive compensation earned and received or realized in the previous 36 months by the NEOs, other Section 16 reporting officers, the Senior Vice President & Controller, and the Vice President of Internal Audit (each a “Covered Employee”) in the event of a “recoverable event” (as defined in the policy). A recoverable event includes a covered employee’s engagement in certain conduct that is detrimental to Ingram Micro, or the grant, vesting and/or payment of “incentive compensation” (as defined in the policy), or the calculation of the magnitude of any such incentive compensation, that is based on materially inaccurate financial results or performance metrics.

Under the policy, Ingram Micro’s Board of Directors or the Committee, may, in its sole discretion, take any or all of the following actions upon its determination that a recoverable event has occurred with respect to a Covered Employee: (i) cause the Covered Employee to forfeit any unvested incentive compensation as of the recoverable event, (ii) cause the Covered Employee, regardless of prior vesting, to forfeit any unpaid incentive compensation as of the recoverable event, and/or (iii) recover any and all incentive compensation earned and received or realized by the Covered Employee during the period commencing on the date of the occurrence of the recoverable event and ending on the date on which it determines that the recoverable event has occurred, but not to exceed the 36-month period preceding the date of such determination (with interest).

This policy is applicable to our short-term and long-term incentive award programs adopted by the Company for its executive officers and other key employees designated by the Committee as Covered Employees.

Severance Recoupment Policy

Ingram Micro has instituted a policy that stipulates that if an executive officer receives any severance payments or other benefits under the Executive Officer Severance Policy and the Company subsequently determines that the executive officer had engaged in conduct which constituted “cause” for the termination of his employment by the Company, the executive officer will reimburse the Company for all payments and the value of all benefits received by the executive officer which would not have been received if the executive officer’s employment had been terminated by the Company for “cause”, including interest.

Benefits and Perquisites

We do not use benefit programs or perquisites as a primary compensatory element or as an enhancement to executive officer compensation. In general, our executive officers participate in Ingram Micro’s broad-based health and welfare, life insurance, disability, and retirement programs for management employees. Perquisites are generally limited to home or mobile office computer and telecommunications equipment and services and a periodic health examination provided by the Company.

For U.S. executive officers, the Company offers participation in a 401(k) plan with Company matching contributions as the only qualified retirement program. In addition, Ingram Micro offers certain U.S. highly compensated employees, including the NEOs based in the U.S., an opportunity to participate on a voluntary basis in our Supplemental Investment Savings Plan (the “Supplemental Plan”), a nonqualified deferred compensation arrangement. In general, the Supplemental Plan operates to restore 401(k) plan benefits, including Company matching contributions, which were reduced or limited by the Internal Revenue Code (the “Code”). Participants in both the 401(k) plan and the Supplemental Plan may elect to defer a total of up to 50% of their base salary and annual bonus. In 2012, the Company’s matching contribution was equal to 50% of the first 5% of eligible compensation deferred under the Ingram Micro 401(k) Plan and Supplemental Plan.

Mr. Gupta is an Indian citizen and receives a retirement contribution of 15% of base salary each year. The Company contributes the maximum amount into the Singapore Central Provident Fund under his name and the remainder is paid to him in cash. The amount of this payment in 2012 is noted under “All Other Compensation” in the “Summary Compensation Table” elsewhere in this proxy statement.

Mr. Maquet is a French citizen and continues to participate in the French social insurance programs to which the Company contributed in 2012. As part of his expatriate assignment to Belgium, the Company agreed to pay him what he would have received under the Ingram Micro France SARL profit sharing program had he remained an employee of Ingram Micro France SARL. The amount of the profit sharing program payments in 2012 is noted under “All Other Compensation” in the “Summary Compensation Table” elsewhere in this proxy statement. Additionally, as a result of meeting a specified age requirement in November 2012, Mr. Maquet is also eligible for a mandatory French retirement plan under the applicable collective bargaining arrangement broadly available to French employees, as further described on page 56 of this proxy statement under Note 5 to the Payments Upon Termination table.

Relocation Assistance and Expatriate Assignment Arrangements

As an international company, we recruit executives globally. We also provide career development opportunities and promotions by moving our executives to locations throughout the world. We have an International Expatriate Assignment Policy applicable to associates working for Ingram Micro who are transferred from their home country of residence and placed on an international assignment for a specified period of time and whom management has approved to be covered by this policy. We generally provide assistance relating to such relocation, including travel costs, home leave for the associate and the associate’s family, reimbursements for necessary work and residency permits, disposition of home country automobile, transportation, storage of household goods and personal effects, cost of living allowances, relocation and housing assistance, reimbursements for customary and reasonable transaction expenses, dependent education costs, and tax preparation services for home and host country income tax filings.

In addition, Ingram Micro’s International Assignment Tax Equalization Policy is intended to eliminate tax inequities or benefits that normally result from accepting a temporary expatriate foreign assignment. Ingram Micro associates covered under this policy will be provided tax equalization benefits. Accordingly, such associate will not recognize any income tax-related financial losses or gains as a result of an international assignment. Part of this tax protection requires that the Company pay the tax on some of the allowances in order for the associate to receive the full allowance that is meant to cover his or her actual expense. In order to ensure that the associate pays no more or no less tax as a result of an international assignment, the associate will be responsible for a “stay-at-home” tax liability, an estimate of the home country tax the associate would have paid had he or she remained in the home country. To assist the associate in meeting the stay-at-home tax liability, an estimated amount of tax is withheld from the associate’s pay each pay period (hypothetical tax) if the stay-at-home country is a tax withholding country. In general, if upon final determination of the associate’s actual stay-at-home tax for a given tax year, the total actual stay-at-home tax exceeds the hypothetical tax that was withheld from the associate’s pay for that tax year, the associate will reimburse Ingram Micro for the difference. If the actual stay-at-home tax is less than the associate’s hypothetical tax withheld, Ingram Micro will reimburse the associate for the difference.

Mr. Maquet, a French citizen, was promoted to the position of Senior Executive Vice President and President of the Company’s EMEA Region effective July 1, 2009. Upon his promotion to this position, he was required to relocate to Belgium and continues to receive benefits under the Company’s International Assignment Tax Equalization Policy. As an expatriate, Mr. Maquet is tax-equalized to France for all components of his compensation except equity and participates in the French social programs (medical, unemployment, and pension benefits). He receives a housing allowance, dependent children education reimbursement, transportation allowances, and Belgium representation pay as reported under the “Other Compensation” column in the “Summary Compensation Table” elsewhere in this proxy statement. To ensure Mr. Maquet receives the full value of the allowances tied to his international assignment, these payments are tax equalized and the Company pays the local taxes due on these payments.

Mr. Monié, a French citizen, was rehired as President and Chief Operating Officer effective November 1, 2011. Mr. Monié was relocated from his previous position in Singapore to the United States and is treated as a “local” hire and is not provided tax equalization or other expatriate benefits. The Company agreed to provide Mr. Monié a reduced relocation package, of which the final payments were made in early 2012.

Executive Retiree Medical Program

The Company maintains a U.S. Executive Retiree Medical Program (“Retiree Medical”). The Retiree Medical allows all U.S.-based executives, who are at least age 55 with 10 or more years of service or at least age 60 with 5 or more years of service, and their enrolled dependents, to continue participation in the Company’s fully insured plan upon departure from the Company. The participant in the Retiree Medical is responsible for 100% of the applicable insurance premiums for their enrolled dependents and themselves and may only participate until the retiree or participating dependent becomes eligible for coverage under another employer’s medical care plan or Medicare benefits. Mr. Spierkel was eligible for this benefit upon his separation from the Company in April 2012. No other U.S.-based NEO is currently eligible for this benefit.

Change in Control and Termination of Employment Arrangements

Change in Control Policy. In September 2010, the Committee adopted the Company’s Change in Control Policy (the “CIC Policy”) which applies to all of our NEOs. The CIC Policy is intended to provide eligible officers of the Company with reasonable financial security in their employment and position with the Company, without distraction from uncertainties regarding their employment created by the possibility of a potential or actual change in control of the Company. The CIC Policy is a “double-trigger” policy in that it entitles a participant to severance benefits (including accelerated vesting of equity awards) in the event the participant’s employment terminates under specified circumstances in connection with, or within 24 months following, a change in control, subject to the participant’s execution of a release and covenant agreement satisfactory to the Company. The CIC Policy also provides that, if equity awards are not assumed or substituted in a change in control, the equity awards will become fully vested and any performance targets for uncompleted performance periods shall be treated as satisfied at target. A summary of the terms and conditions of the CIC Policy, including a detailed description of the severance benefits and estimated values of these benefits, is set forth under “Potential Payments on Termination or Change in Control” elsewhere in this proxy statement. The CIC Policy does not provide for any tax gross-up to participants.

Executive Officer Severance Policy. The Executive Officer Severance Policy (the “Severance Policy”) applies to our CEO and our executive officers elected by the Board of Directors (which includes all the NEOs). Under the terms of the Severance Policy, executive officers are entitled to severance benefits if their employment is terminated by the Company without “cause” outside of the change in control context and certain conditions are satisfied. In such cases, subject to the execution of a release and covenant agreement satisfactory to the Company, eligible executive officers will be entitled to the severance benefits described in “Potential Payments on Termination or Change in Control” elsewhere in this proxy statement. The Committee believes the Severance Policy provides a reasonable level of protection such that our executive officers are not concerned with potential personal economic exposure in the event of actions by the Company and so instead are focused on our business goals and objectives. The Committee periodically reviews both the Severance Policy and the CIC Policy to ensure they are providing appropriate protections compared to the estimated costs.

Former Executive Officers. As further described under “Potential Payments Upon Termination or Change in Control” in this proxy statement, in connection with Mr. Spierkel’s departure from the Company in April 2012 and Mr. Bradley’s departure in March 2013, the Committee approved their receipt of severance benefits consistent with the Severance Policy. In addition, because Mr. Spierkel had been with the Company for 15 years and had reached age 55 when his employment ended, he was eligible for the retirement-related partial vesting of equity awards under our equity compensation programs. The Committee believed that the amount of benefits Mr. Spierkel received upon his departure appropriately reflected his long tenure with the Company, including serving as CEO since 2005.

Employment Agreement with Alain Maquet. Mr. Maquet’s French employment contract states Mr. Maquet or the Company is required to provide the other with six months’ notice prior to termination for any reason other than cause. In addition, the Company has agreed that severance benefits under his original French employment contract are frozen and he will be provided severance pay equal to thirty-two months of average salary (defined as base salary and target annual bonus) upon termination of his employment by the Company for any reason other than cause. We also agreed that should Mr. Maquet be terminated for any reason other than cause during his current assignment to Belgium, Ingram Micro will repatriate Mr. Maquet and his family to France under similar relocation terms and conditions.

Internal Revenue Code Section 162(m) Policy

The Committee considers the anticipated tax treatment to us and our executive officers when reviewing our executive compensation and other compensation programs. While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Committee’s overall compensation philosophy and objectives. The Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent. Code Section 162(m) disallows a tax deduction for individual compensation exceeding $1 million in any taxable year for a public company’s chief executive officer and up to three other most highly compensated executive officers (other than the chief financial officer), unless the compensation qualifies as “performance-based compensation” within the meaning of Section 162(m). The Committee reserves the right to use its judgment to award compensation to our executive officers that may be subject to the deduction limit under Code Section 162(m) when the Committee believes that such compensation is appropriate, consistent with the Committee’s philosophy and in our and our shareholders’ best interests.

The Committee generally seeks to structure performance-based compensation in a manner that is intended to avoid the disallowance of deductions under Code Section 162(m). It is intended that both the short-term and long-term incentive compensation awarded by the Company is deductible as performance-based compensation. Nevertheless, there can be no assurance that our performance-based compensation will be treated as qualified performance-based compensation under Code Section 162(m), and the Committee retains full authority to grant non-deductible compensation.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning total compensation earned or paid to our NEOs for services rendered to us during the 2012, 2011 and 2010 fiscal years.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
Alain Monié (6)	2012	840,501	—	4,453,150	—	1,613,670	34,169	6,941,490
President and Chief	2011	110,769	—	3,023,567	—	99,692	21,924	3,255,952
Executive Officer	2010	425,000	—	1,682,492	—	—	7,028	2,114,520
William D. Humes (7)	2012	606,000	—	1,743,851	—	575,905	15,540	2,941,296
Chief Operating and	2011	520,000	—	899,185	—	561,732	12,890	1,993,807
Financial Officer	2010	500,000	—	823,391	—	596,050	6,640	1,926,081
Keith W.F. Bradley	2012	538,462	—	938,518	—	469,647	16,837	1,963,464
Senior Executive Vice	2011	525,000	—	844,837	—	775,555	13,010	2,158,402
President and President,	2010	510,000	—	823,391	—	682,584	8,740	2,024,715
Ingram Micro North America
Shailendra Gupta	2012	647,027	147,329	968,794	—	124,100	143,252	2,030,502
Senior Executive Vice	2011	600,982	195,020	861,122	—	318,331	163,243	2,138,698
President and President,	2010	528,984	—	823,391	—	539,140	210,850	2,102,365
Ingram Micro Asia Pacific
Alain Maquet	2012	550,886	—	932,450	—	269,549	198,583	1,951,468
Senior Executive Vice	2011	576,454	—	861,122	—	458,637	255,074	2,151,287
President and President,	2010	530,480	—	823,391	—	597,851	331,102	2,282,824
Ingram Micro EMEA
Gregory M. E. Spierkel (8)	2012	261,539	—	—	—	1,005,079	2,487,622	3,754,240
Former Chief Executive	2011	850,000	—	4,577,935	—	1,554,075	22,350	7,004,360
Officer	2010	850,000	—	3,364,966	—	2,171,325	12,577	6,398,868

(1)	Salary — The information provided is as of the last payroll period ending prior to the end of our fiscal year.

•	Mr. Maquet’s 2012 salary was paid in Euros and was converted to U.S. dollars for reporting purposes using the 2012 fiscal year average exchange rate as of December 29, 2012 of EUR 1 = US$1.2859.

•

Mr. Gupta’s 2012 salary was paid in Singapore Dollars and was converted to U.S. dollars for reporting purposes using the 2012 fiscal year average exchange rate as of December 29, 2012 of SGD 1 = US$0.8007.

(2)	Mr. Gupta received a discretionary bonus in recognition of his launching and leading the Company’s BrightPoint integration effort and for driving expansion into the Middle East through the acquisition of Aptec.

(3)	Stock Awards reflect the aggregate grant date fair value, calculated in accordance with ASC 718, for performance-based RSU awards granted during the respective year. Performance-based RSU awards granted during 2012 included an annual award granted to the NEOs on June 1, 2012, including the TSR RSUs which will only vest if the Company outperforms its designated peer group. The valuation assumptions and methodology used to determine such amounts are set forth in Notes 2 and 12 to our Consolidated Financial Statements included in our Form 10-K for the year ended December 29, 2012.

(4)	Non-Equity Incentive Plan Compensation for 2012 represents the 2012 EIAP that was paid in March 2013. Mr. Spierkel’s award was pro-rated for the time that he was with the Company in 2012. Mr. Spierkel also received his final $600,000 payment under the 2009 Retention Program in 2012. Mr. Gupta’s EIAP payment was converted using the 2012 fiscal year average exchange rate as of December 29, 2012 of SGD 1 = US$0.8007. Mr. Maquet’s EIAP payment was converted using the 2012 fiscal year average exchange rate as of December 29, 2012 of EUR 1 = US$1.2859.

(5)	The amounts in this column for 2012 are itemized in the “All Other Compensation Table – Fiscal Year 2012” table below.

(6)

The “Total Realized Compensation” shown above includes all cash compensation as disclosed in the Summary Compensation Table and any income on the exercise of stock options and RSUs released during that calendar year.

Over the past six years, Mr. Monié’s realized compensation has been lower than the disclosed compensation in the Summary Compensation Table. Mr. Monié was promoted to the position of President and Chief Operating Officer in 2007 and was provided relocation from Singapore to the United States as well as a $2,000,000 relocation bonus at that time. The income from the relocation bonus in addition to income tied to his expatriate compensation package and physical relocation was the primary driver behind his realized compensation reaching the level shown above. In 2008, Mr. Monié did not earn non-equity incentive plan compensation under the 2008 EIAP and only received his base salary and less than $20,000 in other compensation. Mr. Monié resigned from the Company on August 23, 2010, resulting in no annual bonus being earned during 2010 and the cancellation of all stock awards granted in 2010, which were valued at $1,682,492 on the date of grant. Mr. Monié was rehired by the Company on November 1, 2011 as President and COO. In January 2012, Mr. Monié was promoted to President and CEO.

(7)	Mr. Humes, who had been our Chief Financial Officer, was promoted to Chief Operating and Financial Officer as of April 26, 2012.

(8)	Mr. Spierkel retired as Chief Executive Officer as of January 20, 2012 but remained employed with Ingram Micro until April 15, 2012 to assist with the transition.

All Other Compensation Table — Fiscal Year 2012

Name	Company Contributions to Retirement Savings Plans ($) (a)	Health/ Welfare Benefits ($) (b)	Expatriate Compensation ($) (c)	Tax Equalization ($) (d)	Misc. ($) (e)	Total All Other Compensation ($)
Alain Monié	21,013	1,890	—	—	11,266	34,169
William D. Humes	15,150	390	—	—	—	15,540
Keith W.F. Bradley	13,462	1,890	—	—	1,485	16,837
Shailendra Gupta	97,054	647	45,551	—	—	143,252
Alain Maquet	18,316	1,447	170,479	7,841	500	198,583
Gregory M.E. Spierkel	6,538	1,917	—	—	2,479,167	2,487,622

(a)	Company Contributions to Retirement Savings Plans — Consists of employer contributions to qualified and nonqualified retirement savings plans and personal retirement accounts.

(b)	Health/Welfare Benefits — Consists of executive physical examinations and executive long-term disability insurance premiums.

(c)	Expatriate Compensation — For Mr. Maquet, consists of $77,154 in housing allowance for Belgium, $76,318 in dependent children education reimbursement and the remaining $17,007 consists of his transportation allowance, property management fees and Belgium representation pay. For Mr. Gupta, it consists of $43,238 in transportation allowances and $2,313 in parking.

(d)	Tax Equalization — Consists of foreign taxes paid, tax settlements and other taxes related to foreign assignments that were paid by the Company in 2012 over and above the individual’s stay-at-home tax obligations.

(e)

Miscellaneous — Consists of the remainder of Mr. Monié’s relocation expenses for his move back to the U.S.; Mr. Bradley’s spouse travel; Mr. Maquet’s U.S. income tax return preparation (imputed); and Mr. Spierkel’s severance payment, which is the product of 1/12th the sum of his annual base salary ($850,000) and his annual bonus at 100% achievement ($1,275,000) multiplied by 14 years of service.

PLAN-BASED AWARDS GRANTED IN LAST FISCAL YEAR

The following table provides information relating to plan-based awards granted to the NEOs during the 2012 fiscal year ended December 29, 2012.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR 2012

	Grant Date	Human Resources Committee Meeting Dates Approving Awards	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock and Options Awards ($)
Name			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Alain Monié	(1) 06/01/12	03/06/12	—	—	—	—	80,183	80,183	1,399,995
	(1) 06/01/12	03/06/12	—	—	—	30,069	120,275	120,275	2,100,002
	(1) 06/01/12	03/06/12	—	—	—	3,608	—	120,275	738,489
	(2) N/A	03/06/12	614,591	1,229,182	3,245,040	—	—	—	—
	(3) 02/01/12	01/16/12	—	—	—	1,667	6,667	13,334	128,806
	(3) 02/01/12	01/16/12	—	—	—	—	4,444	4,444	85,858

William D. Humes	(1) 06/01/12	03/06/12	—	—	—	—	32,990	32,990	576,005
	(1) 06/01/12	03/06/12	—	—	—	12,372	49,485	49,485	864,008
	(1) 06/01/12	03/06/12	—	—	—	1,485	—	49,485	303,838
	(2) N/A	03/06/12	254,600	509,200	1,120,240	—	—	—	—

Keith W.F. Bradley	(1) 06/01/12	03/06/12	—	—	—	—	17,755	17,755	310,002
	(1) 06/01/12	03/06/12	—	—	—	6,658	26,632	26,632	464,995
	(1) 06/01/12	03/06/12	—	—	—	799	—	26,632	163,520
	(2) N/A	03/06/12	188,462	376,923	829,231	—	—	—	—

Shailendra Gupta	(1) 06/01/12	03/06/12	—	—	—	—	18,328	18,328	320,007
	(1) 06/01/12	03/06/12	—	—	—	6,873	27,491	27,491	479,993
	(1) 06/01/12	03/06/12	—	—	—	825	—	27,491	168,795
	(2) N/A	03/06/12	226,460	452,919	996,422	—	—	—	—

Alain Maquet	(1) 06/01/12	03/06/12	—	—	—	—	17,640	17,640	307,994
	(1) 06/01/12	03/06/12	—	—	—	6,615	26,460	26,460	461,992
	(1) 06/01/12	03/06/12	—	—	—	794	—	26,460	162,464
	(2) N/A	03/06/12	192,810	385,620	848,365	—	—	—	—

Gregory M.E. Spierkel	(2) N/A	03/06/12	185,137	370,274	814,603	—	—	—	—

(1)	Ingram Micro granted three separate awards of performance-based RSUs under our 2011 Incentive Plan on June 1, 2012 to reward achievement of financial goals that support increased shareholder value. The metrics are defined and discussed in more detail in “Compensation Discussion and Analysis” above.

(2)	Award granted under the 2012 EIAP. Pursuant to the 2012 EIAP, the threshold value can be further reduced down to $0 as a result of poor working capital days performance. See the discussion above under “Compensation Discussion and Analysis — How Designed and Determined — Annual Executive Incentive Award Program”.

(3)	Mr. Monié received additional grants of PT RSUs (4,444) and EPS/ROIC RSUs (6,667) on February 1, 2012 under the 2011 Performance Share Program in recognition of his promotion to President & Chief Executive Officer. Payout value presented in the table is based upon the closing price ($19.32) of Ingram Micro stock on the date of grant. See footnotes 1 and 2 above for additional information.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2012

The following table provides information relating to outstanding equity awards and stock vested held by the NEOs at December 29, 2012.

		Option Awards			Stock Awards
Name		Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (a)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (a)
Alain Monié:
		59,400	16.64	02/01/14	—	—	—	—
		53,250	14.04	06/30/14	—	—	—	—
		42,960	18.75	01/31/15	—	—	—	—
		47,370	15.59	06/30/15	—	—	—	—
		36,390	19.55	08/22/15	—	—	—	—
		35,550	18.45	08/22/15	—	—	—	—
	(1)	—	—	—	—	—	17,778	294,048
	(2)	—	—	—	11,852	196,032	—	—
	(3)	—	—	—	141,483	2,340,129	—	—
	(4)	—	—	—	4,444	73,504	—	—
	(4)	—	—	—	—	—	6,667	110,272
	(5)	—	—	—	80,183	1,326,227	—	—
	(6)	—	—	—	—	—	120,275	1,989,349
	(7)	—	—	—	—	—	120,275	1,989,349

Total:		274,920			237,962	3,935,892	264,995	4,383,018

William D. Humes:
		20,000	11.00	06/30/13	—	—	—	—
		17,100	16.64	02/01/14	—	—	—	—
		3,126	18.98	02/26/14	—	—	—	—
		12,460	14.04	06/30/14	—	—	—	—
		8,541	16.57	10/12/14	—	—	—	—
		25,410	18.75	01/31/15	—	—	—	—
		8,775	16.80	03/31/15	—	—	—	—
		47,370	15.59	06/30/15	—	—	—	—
		36,390	19.55	01/02/16	—	—	—	—
		35,550	18.45	07/02/16	—	—	—	—
		68,010	20.70	01/02/17	—	—	—	—
		77,580	17.80	01/01/18	—	—	—	—
	(8)	—	—	—	46,686	772,186	—	—
	(9)	—	—	—	8,970	148,364	—	—
	(1)	—	—	—	—	—	27,498	454,817
	(2)	—	—	—	18,332	303,211	—	—
	(5)	—	—	—	32,990	545,655	—	—
	(6)	—	—	—	—	—	49,485	818,482
	(7)	—	—	—	—	—	49,485	818,482

Total:		360,312			106,978	1,769,416	126,468	2,091,781

		Option Awards			Stock Awards
Name		Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (a)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (a)
Keith W.F. Bradley:
		20,850	16.64	02/01/14	—	—	—	—
		3,500	17.66	03/18/14	—	—	—	—
		5,760	20.00	01/02/15	—	—	—	—
		42,960	18.75	01/31/15	—	—	—	—
		36,390	19.55	01/02/16	—	—	—	—
		35,550	18.45	07/02/16	—	—	—	—
		68,010	20.70	01/02/17	—	—	—	—
		77,580	17.80	01/01/18	—	—	—	—
	(8)	—	—	—	46,686	772,186	—	—
	(9)	—	—	—	8,970	148,364	—	—
	(1)	—	—	—	—	—	25,836	427,327
	(2)	—	—	—	17,224	284,885	—	—
	(5)	—	—	—	17,755	293,668	—	—
	(6)	—	—	—	—	—	26,632	440,493
	(7)	—	—	—	—	—	26,632	440,493

Total:		290,600			90,635	1,499,103	79,100	1,308,313

Shailendra Gupta:
		12,374	19.24	11/29/14	—	—	—	—
		9,600	19.55	01/02/16	—	—	—	—
		9,660	18.45	07/02/16	—	—	—	—
		5,340	20.70	01/02/17	—	—	—	—
		19,140	20.70	01/02/17	—	—	—	—
		6,892	20.21	07/31/17	—	—	—	—
		25,270	17.80	01/01/18	—	—	—	—
		30,505	18.21	01/31/18	—	—	—	—
	(8)	—	—	—	46,686	772,186	—	—
	(9)	—	—	—	8,970	148,364	—	—
	(1)	—	—	—	—	—	26,334	435,564
	(2)	—	—	—	17,556	290,376	—	—
	(5)	—	—	—	18,328	303,145	—	—
	(6)	—	—	—	—	—	27,491	454,701
	(7)	—	—	—	—	—	27,491	454,701

Total:		118,781			91,540	1,514,071	81,316	1,344,966

Alain Maquet:
		15,090	18.75	08/01/14	—	—	—	—
		6,880	18.10	02/28/15	—	—	—	—
		21,540	19.55	01/02/16	—	—	—	—
		21,030	18.45	07/02/16	—	—	—	—
		40,260	20.70	01/02/17	—	—	—	—
		45,270	17.80	01/01/18	—	—	—	—
	(8)	—	—	—	46,686	772,186	—	—
	(9)	—	—	—	8,970	148,364	—	—
	(1)	—	—	—	—	—	26,334	435,564
	(2)	—	—	—	17,556	290,376	—	—
	(5)	—	—	—	17,640	291,766	—	—
	(6)	—	—	—	—	—	26,460	437,648
	(7)	—	—	—	—	—	26,460	437,648

Total:		150,070			90,852	1,502,692	79,254	1,310,860

		Option Awards			Stock Awards
Name		Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (a)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (a)
Gregory M.E. Spierkel:
		59,400	16.64	02/01/14	—	—	—	—
		37,239	17.20	03/22/14	—	—	—	—
		103,320	14.04	06/30/14	—	—	—	—
		83,340	18.75	01/31/15	—	—	—	—
		91,890	15.59	06/30/15	—	—	—	—
		95,670	19.55	01/02/16	—	—	—	—
		93,480	18.45	07/02/16	—	—	—	—
		215,760	20.70	01/02/17	—	—	—	—
		287,370	17.80	1/1/2018	—	—	—	—
	(8)	—	—	—	190,792	3,155,700	—	—
	(9)	—	—	—	36,656	606,290	—	—
	(1)	—	—	—	—	—	139,998	2,315,567
	(2)	—	—	—	93,332	1,543,711	—	—

Total:		1,067,469			320,780	5,305,701	139,998	2,315,567

(a)	All values are based on the closing price ($16.54) of Ingram Micro stock on the last trading day of the fiscal year (December 28, 2012).

(1)	Performance-vesting RSUs were granted on March 1, 2011 to reward achievement of goals that support increased shareholder value, and will be earned and become vested in 2014 if Ingram Micro achieves pre-established financial performance goals (EPS growth and average ROIC) over a three-year performance measurement period (2011-2013). If specific threshold performance levels are not met, the awards will be forfeited. The number in the table represents the amount that will vest upon 100% achievement of target results. Mr. Monié’s award was granted on November 1, 2011 and has the same measurement/performance criteria as all other NEOs’ awards.

•	Maximum at 200% for Mr. Monié is 35,556 units.

•	Maximum at 200% for Mr. Humes is 54,996 units.

•	Maximum at 200% for Mr. Bradley is 51,672 units.

•	Maximum at 200% for Messrs. Gupta and Maquet is 52,668 units.

•	Maximum at 200% for Mr. Spierkel is 279,996 units.

(2)	Performance-vesting RSUs were granted on March 1, 2011 under the 2011 Performance Share Program. The 2011 PT result exceeded the requirement resulting in 100% of the RSUs being earned and so they vest 50% on March 1, 2013 and 50% on March 1, 2014.

(3)	Mr. Monié received an additional grant of PT RSUs on November 1, 2011, which would be earned if Ingram Micro achieved pre-established PT performance goals over a one-year performance measurement period (fiscal year 2012). On March 5, 2013, the Committee certified the Company’s PT performance results for fiscal 2012, which resulted in 100% achievement of this award (the amount presented in the table), which will vest 100% on November 1, 2014.

(4)	Mr. Monié received additional grants of EPS/ROIC RSUs (6,667) and PT RSUs (4,444) on February 1, 2012 under the 2011 Performance Share Program in recognition of his promotion to President & Chief Executive Officer. The number in the table represents the amount that will vest upon 100% achievement of target results, which for the PT RSUs was earned and will vest in 2013 and 2014.

(5)	Performance-vesting RSUs were granted on June 1, 2012 under the 2012 Performance Share Program. The 2012 PT result exceeded the requirement resulting in 100% achievement of the RSUs, which will vest 50% on June 1, 2014 and 50% on June 1, 2015.

(6)	Performance-vesting RSUs were granted on June 1, 2012 to reward achievement of goals that support increased shareholder value, and will be earned if Ingram Micro achieves pre-established financial performance goals (EPS growth and average ROIC) over a three-year performance measurement period (2012-2014). If specific threshold performance levels are not met, no shares will be issued in 2015 in respect of such RSUs. The number in the table represents the amount that will vest upon 100% achievement of target results, which is also the maximum amount.

(7)	Performance-vesting RSUs were granted on June 1, 2012 to reward achievement of goals that support increased shareholder value, and will be earned if Ingram Micro’s TSR over a three-year performance measurement period (2012-2014) exceeds the three-year TSR of a specific peer group over the performance measurement period. If Ingram Micro’s three-year TSR does not exceed the peer group’s TSR, no shares will be issued in 2015 in respect of such RSUs. The number in the table represents the amount that will vest upon Ingram Micro significantly exceeding peer group results, which is the maximum amount.

(8)	Performance-vesting RSUs were granted under the 2010 Performance Share Program on March 1, 2010 to reward achievement of goals that support increased shareholder value, which would be earned if Ingram Micro achieved pre-established financial performance goals (EPS growth and average ROIC) over a three-year performance measurement period (2010-2012). On March 5, 2013, the Committee certified the Company’s 2010 Performance Share Program’s performance results at 173.5% achievement of target results (the amount presented in this table). The shares vested on March 5, 2013.

(9)	Performance-vesting RSUs were granted on March 1, 2010 under the 2010 Performance Share Program. The 2010 PT result exceeded the requirement, resulting in 100% payout of the RSUs that were granted. On March 8, 2011, the Committee certified the Company’s PT performance results for fiscal 2010, which resulted in 100% achievement of this award and which vested 50% on March 1, 2012 and 50% on March 1, 2013. The number in the table represents the shares that vested on March 1, 2013.

OPTION EXERCISES AND STOCK VESTED INFORMATION FOR FISCAL YEAR 2012

The following table provides information relating to option exercises and RSU vestings for the NEOs for the period from January 1, 2012 through December 29, 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Alain Monié	—	—	—	—
William D. Humes	52,610	166,101	97,663	1,854,208
Keith W.F. Bradley	—	—	93,117	1,769,835
Shailendra Gupta	—	—	88,572	1,685,479
Alain Maquet	22,470	64,155	72,652	1,382,724
Gregory M.E. Spierkel	288,660	2,275,886	420,702	7,964,780

(1)	Value realized is the difference between the fair market value of a share of the Company’s common stock on the day of exercise and the exercise price.

(2)	Value realized is calculated by multiplying the gross number of vested RSUs by the closing price of the Company’s common stock on the day the vesting occurred or, if the vesting occurred on a day the NYSE was closed for trading, the previous trading day.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2012

The following table provides information relating to nonqualified deferred compensation balances and contributions of the NEOs for the period indicated.

Name	Executive Contributions in FY 2012 ($) (1)	Registrant Contributions in FY 2012 ($) (1)	Aggregate Earnings in FY 2012 ($)	Aggregate Withdrawals/ Distributions in FY 2012 ($)	Aggregate Balance at End of FY 2012 ($)
Alain Monié	132,864	16,848	5,176	—	154,888
William D. Humes	55,297	12,150	120,427	—	1,100,500
Keith W.F. Bradley	95,308	10,693	116,831	—	1,242,054
Shailendra Gupta	—	—	—	—	—
Alain Maquet	—	—	—	—	—
Gregory M.E. Spierkel	156,258	1,846	155,208	(1,575,226)	112,543

(1)	Executive officers who are paid on the U.S. payroll may voluntarily participate in the Supplemental Plan, a nonqualified deferred compensation arrangement. The Supplemental Plan, in general, operates to restore 401(k) plan benefits, including Company matching contributions that were reduced or limited by the Internal Revenue Code. Under terms of the Supplemental Plan, participants may elect to defer up to a combined 50% of their base salary and annual bonus between the Supplemental Plan and the 401(k) Plan. In conformance with Section 409A of the Code, deferral and distribution elections are made by each participant prior to the beginning of each calendar year. The Company’s matching contribution is 50% of the first 5% of eligible compensation deferred to the Ingram Micro 401(k) Plan and the Supplemental Plan. Participants may elect to have earnings, or losses, credited to their Supplemental Plan account as if these accounts were invested in the various investment options available under the Company’s 401(k) Plan, but excluding investment in the Ingram Micro Stock Fund. Participants may redirect their investment in the various investment fund options on a daily basis. Account balances are disbursed to participants upon their termination of employment with the Company based on the participant’s election prior to year of deferral. Participants may elect to receive their account balance as a lump-sum cash payment or in installment payments over 5, 10 or 15 years.

Executive contributions are not separately shown in the “Summary Compensation Table” but instead are deferrals from individuals’ salary and/or bonus amount shown in the “Summary Compensation Table”.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Ingram Micro maintains incentive programs, including award agreements, and Executive Officer Severance and Change in Control Policies which require Ingram Micro to provide payments and benefits to the NEOs in the event of a qualifying termination of employment with Ingram Micro and/or a change in control of Ingram Micro.

The chart below describes the termination provisions of each program and the award agreements, as well as any payments and benefits under the Executive Officer Severance and Change in Control Policies assuming the last date of employment for the NEO was the end of Ingram Micro’s fiscal year, December 29, 2012 (and therefore the cash incentive award would be considered “earned”) and/or that the change in control occurred on December 29, 2012, as applicable. These terms apply to all NEOs except those covered under individual agreements which are explained later in this section.

	Short Term Incentive — Cash (1)	Long-Term Incentives — Performance Shares and Cash	Long-Term Incentive — Stock Options	Severance Pay and Benefits (Under Severance Policy or CIC Policy) (2)
Change in Control (No Termination)	None	If award is not assumed or substituted with an equivalent award by the successor corporation, it will become fully vested, and any performance targets applicable to the award shall be treated as satisfied.	If option is not assumed or substituted with an equivalent award by the successor corporation, it will become fully vested.	None

Qualifying Termination in Connection with Change in Control	Under CIC Policy, a prorated target bonus for the year of termination will be paid (subject to signing release of claims).	Any performance targets applicable to these awards shall be treated as satisfied and forfeiture restrictions shall lapse. Award becomes fully vested.	Options become fully vested and remain exercisable through the earlier of the second anniversary of the termination date or expiration date per the terms of the grant.	1.5 times (or 2 times for the CEO) the sum of (i) the officer’s annual base salary, (ii) target annual bonus and (iii) the annualized cost of the Company-sponsored medical, dental and vision insurance benefits in effect on the date of termination. Participation in an outplacement program for up to one year, subject to a maximum cost of $20,000.

	Short Term Incentive — Cash (1)	Long-Term Incentives — Performance Shares and Cash	Long-Term Incentive — Stock Options	Severance Pay and Benefits (Under Severance Policy or CIC Policy) (2)
Termination for Cause	None	Award shall immediately be cancelled.	Options granted before May 30, 2003: 60 or 90 days to exercise vested options, in accordance with applicable stock option agreement. All other vested and unvested options are cancelled. The Committee, at its sole discretion, may cancel vested but unexercised options.	None

Voluntary Termination	Any earned payment based on actual 2012 Company performance under the terms of the 2012 EIAP.	Award shall immediately be cancelled.	60 or 90 days to exercise vested stock options, in accordance with applicable stock option agreement. All unvested options are cancelled.	None

Retirement (3)	Any earned payment based on actual 2012 Company performance under the terms of the 2012 EIAP.

The number of units granted during retirement year will be prorated based on the number of full months of service from the grant date through the retirement date divided by 12.

The restrictions will lapse in accordance with the original grant agreement.

			Options will continue to vest in accordance with the original vesting schedules. Executive has five years following the date of retirement to exercise any vested option, provided the option period does not expire first.	None

	Short Term Incentive — Cash (1)	Long-Term Incentives — Performance Shares and Cash	Long-Term Incentive — Stock Options	Severance Pay and Benefits (Under Severance Policy or CIC Policy) (2)
Involuntary “Not for Cause” Termination

Any earned payment based on actual 2012 Company performance under the terms of the 2012 EIAP.

In the case where termination date is not the last day of the year, the executive will receive a prorated EIAP payment at the time payments are made under that year’s program.

		The EPS/ROIC & TSR RSUs will be prorated based on the number of full months of service following the grant date through the termination date divided by 36 (with a minimum 12 months participation required). The PT RSUs are cancelled. The restrictions on awards will lapse according to the original grant agreement.	60 or 90 days to exercise vested stock options, in accordance with the applicable stock option agreement; all unvested options are cancelled.

Executives with less than 12 years of service: payment equal to the sum of their annual base salary and target annual bonus in effect on termination date.

Executives with more than 12 years of service capped at 24 months for the CEO and 18 months for all other NEOs: payment equal to the number of full years of service times one-twelfth of the sum of the annual base salary and target annual bonus in effect on termination date.

Participation in an outplacement program for up to one year following the termination date, subject to a maximum cost of $20,000.

Death	Any earned payment based on actual 2012 Company performance under the terms of the 2012 EIAP.	Eligible for full award payment, if any, based on the Company performance during the measurement period as if the executive had remained employed through the end of the performance measurement period. PT RSUs vest immediately upon the performance measure being met.	All unvested options immediately vest and estate has one to five years following the date of death to exercise unless the options expire first.	None

	Short Term Incentive — Cash (1)	Long-Term Incentives — Performance Shares and Cash	Long-Term Incentive — Stock Options	Severance Pay and Benefits (Under Severance Policy or CIC Policy) (2)
Disability	Any earned payment based on actual 2012 Company performance under the terms of the 2012 EIAP.	Eligible for full award payment, if any, based on the Company performance during the measurement period as if the executive had remained employed through the end of the performance measurement period. PT RSUs vest immediately upon the performance measure being met.	All unvested options immediately vest and executive has one to five years following the date of disability to exercise, in accordance with the applicable stock option agreement, unless the options expire first.	None

(1)	Payment to be calculated and paid on the same basis and at the same time as the annual bonus payments to actively employed Ingram Micro executives under the 2012 EIAP.

(2)	Severance benefits provided under the Severance Policy and the CIC Policy are subject to the participant’s execution of a release of claims and covenant agreement satisfactory to the Company and are payable in a lump sum cash payment.

(3)	Prior to January 1, 2007, the definition of retirement for long-term equity incentives under our equity incentive plan was 50 years of age and a minimum of five years of service. Effective January 1, 2007, the definition of retirement under our equity incentive plan for awards granted to participants was amended to provide that normal retirement is defined as age 65 or greater with five or more years of service and early retirement is defined as age 55 or greater with 10 or more years of service. These retirement provisions are applicable to all NEOs.

Payments Upon Termination Table

For purposes of this analysis, we assumed:

a.	the last date of employment for the NEO (other than Mr. Spierkel, as described below) is the last business day of our last fiscal year, December 29, 2012;

b.	annual base salary at termination is equal to salary as of December 29, 2012;

c.	annual target incentive at termination is equal to target incentive as of December 29, 2012; and

d.	estimated value of accelerated vesting of equity is based on the closing price of our stock ($16.54) on December 28, 2012 (the last trading day of our fiscal year) less, in the case of stock options, the applicable exercise price.

Based on these assumptions, the amount of compensation payable to each NEO in each potential situation is listed in the table below:

		Long-Term Incentives		Benefits & Perquisites
	Short Term Incentive	Stock Options & Performance Shares (1)	Severance Pay	Proceeds or Health Premiums	Life Insurance Disability Benefits	Outplacement	Repatriation/ Relocation Expense	Total
Alain Monié
Change in Control Termination	$1,275,000	$7,068,049	$4,250,000	$31,801	$—	$20,000	$—	$12,644,850
Voluntary Termination	1,613,670	—	—	—	—	—	—	1,613,670
Involuntary Not for Cause Termination	1,613,670	247,085	2,125,000	—	—	20,000	—	4,005,755
Death (2)	1,613,670	7,068,049	—	949,692	—	—	—	9,631,411
Disability	1,613,670	7,068,049	—	—	380,833	—	—	9,062,552
William D. Humes
Change in Control Termination	585,000	3,346,536	1,852,500	27,877	—	20,000	—	5,831,913
Voluntary Termination	575,905	—	—	—	—	—	—	575,905
Involuntary Not for Cause Termination	575,905	1,050,114	1,440,833	—	—	20,000	—	3,086,852
Death (2)	575,905	3,346,536	—	836,732	—	—	—	4,759,173
Disability	575,905	3,346,536	—	—	364,167	—	—	4,286,608
Keith W.F. Bradley (3)
Change in Control Termination	385,000	2,530,444	1,402,500	20,082	—	20,000	—	4,358,026
Voluntary Termination	479,710	—	—	—	—	—	—	479,710
Involuntary Not for Cause Termination	479,710	1,466,580	935,000	—	—	20,000	—	2,901,290
Death (2)	479,710	2,530,444	—	1,000,000	—	—	—	4,010,154
Disability	479,710	2,530,444	—	—	336,718	—	—	3,346,872
Shailendra Gupta (4)
Change in Control Termination	476,417	2,573,132	1,735,517	2,665	—	20,000	—	4,807,731
Voluntary Termination	130,538	—	—	—	—	—	—	130,538
Involuntary Not for Cause Termination	130,538	1,038,364	1,735,517	—	—	20,000	—	2,924,419
Death	130,538	2,573,132	—	2,039,321	—	—	—	4,742,991
Disability	130,538	2,573,132	—	—	119,859	—	—	2,823,529
Alain Maquet (5)
Change in Control Termination	385,620	2,538,369	2,497,350	2,422	—	20,000	52,700	5,496,461
Retirement	269,549	2,166,753	—	—	—	—	52,700	2,489,002
Involuntary Not for Cause Termination	269,549	2,166,753	2,497,350	—	—	20,000	52,700	5,006,352
Death	269,549	2,538,369	—	1,066,676	—	—	51,700	3,926,294
Disability	269,549	2,538,369	—	—	190,478	—	52,700	3,051,096
Gregory M. Spierkel (6)
Involuntary Not for Cause Termination	405,080	7,014,978	2,479,167	—	—	20,000	—	9,919,225

(1)	Includes vesting of the 2010 Performance Share Program awards at 173.5% achievement of target results, which is the achievement level at which the Committee certified the 2010 Performance Share Program results on March 5, 2013. The shares awarded under the 2010 Performance Share Program vested on March 5, 2013. The table also includes the 2010, 2011 and 2012 Performance Share Programs tied to PT which the Committee previously certified at 100% achievement. While it is too early in the measurement period to predict the final achievement of the 2011 and 2012 Performance Share Program awards tied to EPS and ROIC, in order to estimate a value under each termination scenario it was assumed target level performance was achieved. Actual achievement and resulting payment for the 2011 and 2012 Performance Share Program awards will be determined in early 2014 and 2015, respectively. The payout values in the table are based on the closing price ($16.54) of Ingram Micro stock on December 28, 2012, which was the last trading day of our fiscal year. The 2012 Performance Share Program awards tied to TSR are assumed not to pay out, and the actual achievement and resulting payment will not be determined until early 2015.

Does	not include stock options that are fully vested and exercisable. Each NEO had the following intrinsic value of vested and unexercised options as of December 29, 2012: Mr. Monié, $178,127; Mr. Humes, $186,952; and Mr. Spierkel, $345,596. These options will continue to be eligible to be exercised after the termination date of December 29, 2012 if the termination circumstances meet the requirements specified in the above chart describing the termination clauses of each program and the award.

(2)	Basic Life and Accidental Death and Dismemberment benefits for U.S.-based NEOs are one (1) times earnings, subject to a maximum of $1,000,000 each. Upon death, all unvested stock options would immediately vest and the estate would have one year to exercise.

(3)	On November 15, 2012, the Company announced that Mr. Bradley’s service as Senior Executive Vice President and President of Ingram Micro North America with the Company would be ending on December 31, 2012. Pursuant to a separation agreement which included a release of claims, Mr. Bradley agreed to provide transition services on a part-time basis (with a reduced base salary). Upon completion of this transition period on March 6, 2013, his employment terminated. Under the separation agreement, he received a lump-sum cash payment of $935,000 (representing one year of salary and target bonus) and payment of his annual performance award for fiscal 2012, and will receive continued health care premiums through the earlier of March 1, 2014 or the date he becomes eligible for coverage through another employer as well as outplacement services.

(4)	Death and Disability: Under the terms of Mr. Gupta’s employment contract, Mr. Gupta retains his life and disability insurance from Singapore. In the event of his death, Mr. Gupta’s estate would receive $2,039,321 (SGD 2,546,923) under his Singapore life insurance policy. Mr. Gupta would receive $119,859 (SGD 149,692) under his Singapore disability insurance in the event of disability.

(5)	Payments listed for Mr. Maquet have been converted from EUR to U.S. dollars using the same exchange rate as stated in footnote 1 of the “Summary Compensation Table” elsewhere in this proxy statement.

Mr. Maquet is retirement-eligible under the terms of our equity awards. Therefore, the amounts set forth under “Retirement” and “Involuntary Not for Cause Termination” include the retirement treatment with respect to his outstanding equity awards. Under all termination conditions, except for “cause”, Mr. Maquet will also receive repatriation/relocation assistance for himself and his immediate family including airfare, air shipment of personal affects, shipment of household goods, temporary living and storage of household goods under the terms and conditions similar to the relocation assistance he received when he relocated from France to Belgium.

Mr. Maquet is tax-equalized to France and, in the event of termination, except for “cause”, will continue to receive coverage for tax preparation services and be covered under Ingram Micro’s International Assignment Tax Equalization Policy for any foreign tax liabilities that are a result of his assignment to the United States or Belgium.

Severance pay assumes the Company provided Mr. Maquet the required 6 months’ notice prior to a termination by the Company without cause or change in control. If notice is not provided, base pay in lieu of notice will be added to payment. Under the terms of Mr. Maquet’s French employment contract, Mr. Maquet would be eligible for a payment equivalent to 32 months of average salary (defined as base salary and target bonus) in the event of a termination by the Company without cause or change in control.

Under Article 16 of the National Collective Agreement of the Export-Import No. 3100 program, all Ingram Micro France associates are eligible for a one-time, lump-sum conventional end of career indemnity payout based on the average monthly salary for the last three months of employment, the average monthly short term incentives paid during the year and a multiplier based on years of service. In respect to Mr. Maquet, under the conditions of his current employment he is considered a French associate. As of November 24, 2012, Mr. Maquet met the age requirement of 60 years plus 9 months for the program. If he had initiated his retirement at the end of the year he would have been eligible to receive $170,924 (EUR 132,922), in addition to what he would have received as referenced above in the Payments Upon Termination Table under the category of Retirement. The multiplier for Mr. Maquet was 2.5 months per year based on his 19 years of service with the Company.

Death and Disability: Under the terms of Mr. Maquet’s French employment contract, Mr. Maquet retains his life and disability insurance from France. In the event of his death or total permanent disability,

Mr. Maquet’s estate or Mr. Maquet would receive $1,066,676 (EUR 829,517) under his French life insurance policy. Mr. Maquet would receive $190,478 (EUR 148,128) under his French disability insurance in the event of partial disability.

(6)	On January 19, 2012, the Company announced that Mr. Spierkel would be leaving the Company on April 15, 2012. Pursuant to a separation agreement which included a release of claims, Mr. Spierkel agreed to provide transition services on a part-time basis until April 15, 2012. Mr. Spierkel’s departure was treated as a termination without “cause” under the Severance Policy and therefore he became eligible to receive the severance benefits under the Severance Policy. The severance pay is calculated by adding the executive’s annual base salary and the annual target bonus in effect on the termination date and dividing this result by twelve (12) to determine a monthly rate. The monthly rate is then multiplied by the total number of years of employment with the Company (14 years). In addition to this severance amount Mr. Spierkel received a prorated EIAP payment for his employment with the Company in 2012 that was paid when annual incentives were paid in 2013. Under the terms of our equity awards, Mr. Spierkel became retirement-eligible on January 27, 2012, when he met the age and service criteria. Therefore, the amounts set forth under “Involuntary Not for Cause Termination” for Mr. Spierkel includes the retirement treatment with respect to his outstanding equity.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Recommendation of the Board of Directors

The Board of Directors recommends that you vote “FOR” the approval of the compensation of Ingram Micro’s named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC, which is designated as Proposal No. 2 on the enclosed proxy card.

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), Ingram Micro is asking its shareholders to vote to approve, on an advisory, non-binding basis, the compensation of its named executive officers as disclosed in this proxy statement in accordance with SEC rules. Please refer to “Compensation Discussion and Analysis”, the compensation tables and the narrative discussion following the compensation tables for an overview of the compensation of Ingram Micro’s named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement.

Ingram Micro has a “pay-for-performance” philosophy that forms the foundation of all decisions regarding compensation of Ingram Micro’s named executive officers. This compensation philosophy, and the program structure approved by the Human Resources Committee, is central to Ingram Micro’s ability to attract, retain and motivate individuals who can achieve superior financial results. This approach, which has been used consistently over the years, has resulted in Ingram Micro’s ability to attract and retain the executive talent necessary to guide the Company during a period of tremendous growth and transformation.

We are asking for shareholder approval of the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules, which disclosures include the disclosures under “Compensation Discussion and Analysis”, the compensation tables and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement.

This vote is advisory and therefore not binding on Ingram Micro, the Human Resources Committee of the Board, or the Board. The Board and the Human Resources Committee value the opinions of Ingram Micro shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider shareholders’ concerns, and the Human Resources Committee will evaluate whether any actions are necessary to address those concerns.

The Company intends to hold its next “say on pay” advisory vote at the 2014 annual meeting of shareholders.

Vote Required

The affirmative vote of a majority of the shares of Ingram Micro common stock present in person or represented by proxy and entitled to vote on the proposal at the annual meeting is required for advisory approval of this proposal.

PROPOSAL NO. 3

APPROVAL OF AMENDMENT TO 2011 INCENTIVE PLAN

Recommendation of the Board of Directors

The Board of Directors recommends that you vote “FOR” the approval of the First Amendment to the 2011 Incentive Plan, which is designated as Proposal No. 3 on the enclosed proxy card.

Introduction

On April 10, 2013, subject to the approval of our shareholders pursuant to this proxy statement, our Board adopted the First Amendment (the “First Amendment”) to the Ingram Micro Inc. 2011 Incentive Plan (the “Plan”). The First Amendment amends the Plan to increase the aggregate number of shares of our common stock that may be issued or delivered pursuant to awards granted under the Plan by an additional 12,000,000 shares, from 25,234,000 shares to a total of 37,234,000 shares, effective only upon approval of the First Amendment by our shareholders.

The First Amendment will become effective only upon approval by our shareholders and is recommended by our Board of Directors. In the event that the First Amendment is not approved by our shareholders, (i) the Plan (which has previously been approved by our shareholders) will continue in full force in accordance with its terms as in effect immediately prior to the adoption of the First Amendment by the Board, (ii) the First Amendment will not take effect, and (iii) we may continue to grant awards under the Plan in accordance with its terms and conditions (including, without limitation, the limit on the maximum number of shares available for issuance under the Plan, without giving effect to the First Amendment).

The increase in shares available for issuance under the Plan is intended to provide us with additional shares for the grant of stock-based awards to our executives and other employees, thereby linking their compensation to shareholder value creation and providing a mix of compensation elements in their overall pay packages. Our Board believes that the increase in the aggregate number of shares of our common stock with respect to which awards may be granted under the Plan is necessary and desirable to accomplish the objectives of the Plan and is in the best interest of our shareholders.

The following is a summary of the material terms of the Plan, as amended by the First Amendment, and is not intended to be complete. The description in this proposal is qualified in its entirety by reference to the full text of the Plan and the First Amendment. A copy of the First Amendment is attached to this proxy statement as Exhibit A and you are advised to review the actual terms of the First Amendment.

Summary of the Plan

On March 31, 2011, our Board adopted, and on June 8, 2011, our shareholders approved, the Plan. The Plan constitutes an amendment and restatement in its entirety of the Ingram Micro Inc. Amended and Restated 2003 Equity Incentive Plan, which was adopted and approved by our shareholders effective June 4, 2008, and consolidates the Ingram Micro Inc. 2008 Executive Incentive Plan, also adopted and approved by our shareholders effective June 4, 2008, into the Plan. The Ingram Micro Inc. Amended and Restated 2003 Equity Incentive Plan is an amendment and restatement of the Ingram Micro 2003 Equity Incentive Plan (the “Original Plan”), which was adopted and approved by our shareholders effective May 7, 2003.

Impact of Share Increase on Shareholder Dilution, Burn Rate and Overhang

In its determination to recommend that the Board approve the First Amendment to the Plan, the Human Resources Committee of the Board, which administers the Plan with respect to the Company’s executives and associates, and the Governance Committee, which administers the Plan with respect to the Company’s non-employee directors, reviewed an analysis prepared by the Company’s management, which included an analysis of certain burn rate and overhang metrics and the potential costs of the Plan (as amended by the First Amendment). Specifically, the Human Resources Committee and the Governance Committee considered that:

•

During the period beginning on June 8, 2011, when the Plan was approved by our shareholders and became effective, and ending on March 15, 2013, we granted equity awards representing a total of approximately 3,520,137 shares.

•

During fiscal 2012, our historical usage rate (or burn rate) was 1.52%, which we define as the total shares subject to equity awards granted during the period divided by the total number of shares outstanding on the last day of fiscal 2012, including shares subject to equity awards that were subsequently forfeited or cancelled.

•

The Company’s three-year average burn rate is 1.18% (2010-2012). The three-year average burn rate was determined as (i) options granted plus full-value shares divided by (ii) total common shares outstanding on the last day of the applicable fiscal year. We believe this is significantly lower than the average three-year burn rate for our industry peer group (GICS Code 4520: Technology Hardware & Equipment).

•

Due to our acquisition of BrightPoint in October 2012, we began granting equity awards in January 2013 to BrightPoint Regional Presidents as part of their initial agreement to remain with the Company following the close of the transaction. Additionally, the number of executives that are eligible to participate in our Plan with this acquisition has increased about 20%. We expect to continue to grant equity awards to such executives, consistent with our historical practices of utilizing equity awards to reward and incentivize our executives and as a result will be increasing our share usage under the Plan. If we do not increase the shares available for issuance under the Plan, then based on historical usage rates of shares under our equity plans and a range of possible grant date fair values, we would expect that the share limit under our Plan would be insufficient to grant annual equity awards in 2014, at which time we would lose an important compensation tool aligned with shareholder interests to attract, motivate and retain highly qualified talent.

•

Based on historical usage and the recent increase in the number of our executives, we estimate that the shares reserved for issuance under the Plan (as amended by the First Amendment) would be sufficient for at least two years of awards, assuming outstanding grants achieve maximum performance and we continue to grant awards consistent with our historical usage and current practices, noting that future circumstances may require us to change our current equity grant practices. Based on the foregoing, we expect that we would require an additional increase to the share reserve under the Plan in 2015 for our 2016 annual award cycle (primarily dependent on the future price of our shares, performance achieved in previously granted performance plans, award levels and amounts and hiring activity during the next few years), noting again that the share reserve under the Plan (as amended by the First Amendment) could last for a longer or shorter period of time, depending on our future equity grant practices, which we cannot predict with certainty at this time.

•

As of March 15, 2013, our overhang rate, calculated by dividing (i) the number of shares subject to equity awards outstanding as of March 15, 2013 plus the number of shares remaining available for issuance under our Plan by (ii) the number of our shares outstanding as of such date, was 13.7%.

•	If the First Amendment is approved by our shareholders, our overhang rate will increase from 13.7% to 21.6%, based on the number of our shares outstanding as of March 15, 2013.

•

Based on the above information about potential plan costs and usage rates, management concluded that the additional share request is reasonable and consistent with market practice and shareholder preference.

In light of the factors described above, and the fact that the ability to continue to grant equity compensation is vital to our ability to continue to attract and retain employees in the competitive labor markets in which we compete, the Board has determined that the size of the share reserve under the Plan (as amended by the First Amendment) is reasonable and appropriate at this time.

What is the purpose of the Plan?

The purpose of the Plan is to effectively tie the interests of our management to the interests of our shareholders by: (1) attracting and retaining exceptional board members, executive personnel and other key employees; (2) motivating our employees and board members by means of performance-related incentives to achieve longer-range performance goals, thereby increasing shareholder value; and (3) enabling our employees and board members to participate in our long-term growth and financial success.

How is the Plan administered?

Our Board has appointed its Human Resources Committee to administer the Plan with respect to the Company’s executives and associates and its Governance Committee to administer the Plan with respect to the Company’s non-employee directors (as applicable, the “Committee”). Each Committee member who will administer the Plan is a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, an “outside director” as determined under Section 162(m) of the Code, and an “independent director” under the rules of the New York Stock Exchange. The Committee has broad discretion, subject to contractual restrictions affecting the Company, to determine the specific terms and conditions of each award and any rules that may be applicable to awards. The scope of the Committee’s discretion includes, but is not limited to, determining the effect that death, retirement, or other termination of employment of a participant may have on an award made under the Plan.

The Committee may not, without approval of our shareholders, lower the price per share of an option or stock appreciation right after it is granted, cancel an option or stock appreciation right in exchange for cash or another award when the option or stock appreciation right price per share exceeds the fair market value of the underlying shares, or take any other action with respect to an option or stock appreciation right that would be treated as a repricing under the rules and regulations of the principal securities exchange on which the shares are traded.

How many shares can be awarded under the Plan?

The maximum number of shares of our common stock that may be issued or delivered pursuant to awards granted under the Plan, without giving effect to the First Amendment increasing the number of shares available for grant thereunder, is 25,234,000 shares, of which 3,520,137 shares underlying equity awards have been granted under the Plan and 11,815,654 shares remained available for issuance under the Plan, as of March 15, 2013 (both numbers assuming target achievement of outstanding performance-based equity awards).

If the First Amendment is approved by our shareholders, the maximum number of shares of our common stock that may be issued or delivered pursuant to awards granted under the Plan will be increased by an additional 12,000,000 shares to 37,234,000 shares, which will increase the number of shares that remain available for future grants to 23,815,654 (assuming target achievement of outstanding performance-based equity awards), as of March 15, 2013.

A “full value award” generally means any award other than a stock option or stock appreciation right that is settled by the issuance of shares of our common stock (e.g., restricted stock and restricted stock units). Shares issued in respect of any “full value award” granted under the Plan after the effective date of the First Amendment are counted against the Plan’s aggregate share limit as 2.29 shares for every one share actually issued in connection with the award. For example, if 100 shares are issued with respect to a restricted stock award granted under the Plan, then 229 shares will be counted against the Plan’s aggregate share limit in connection with that award. Shares issued in respect of any full value award granted under the Plan or any award other than an option or stock appreciation right granted under the Ingram Micro Inc. 2000 Equity Incentive Plan, the Ingram Micro Inc. 2003 Equity Incentive Plan, the Ingram Micro Inc. Amended and Restated 2003 Equity Incentive Plan or the Ingram Micro Inc. 2008 Executive Incentive Plan (collectively, the “Prior Plans”), in each case, on or before June 8, 2011 shall be counted against the Plan’s aggregate share limit at the ratio of 1.9 shares for every one share issued in respect of such award, and shares issued in respect of any full value award granted under the Plan, in each case, during the period beginning on June 9, 2011 and ending on the day immediately prior to the effective date of the First Amendment shall be counted against the Plan’s aggregate share limit at the ratio of 2.37 shares for every one share issued in respect of such award. Shares issued in respect of a stock option or stock appreciation right granted under the Plan after the effective date of the First Amendment will count against the Plan’s aggregate share limit as one share for every one share subject to the award. In addition, the Plan’s aggregate share limit assumes that previously granted performance restricted stock units are settled in shares at target; however, if additional shares are required to settle awards in excess of target, the number of shares available for future grant under the Plan’s aggregate share limit will be reduced accordingly based on the fungible share counting rules discussed previously for the Plan.

If the First Amendment is approved by our shareholders, subject to adjustments the Committee is authorized to make if the Committee determines such adjustments are appropriate upon a distribution, recapitalization, merger or other similar corporate transaction or event to prevent dilution or enlargement of benefits intended under the Plan, the maximum number of shares that may be subject to incentive stock options granted under the Plan will be increased by an additional 12,000,000 shares to 37,234,000 shares. In addition, no person may receive awards under the Plan in any calendar year that relate to more than 2,000,000 shares.

If any shares covered by an award granted under the Plan are forfeited, an award is settled for cash or an award otherwise terminates or is canceled without the delivery of shares, then the shares covered by that award will again become shares with respect to which awards may be granted. However, shares that are tendered or withheld as payment of the exercise price or to satisfy any tax withholding obligation (other than with respect to any full value award), or that are subject to a stock appreciation right and are not issued in connection with the stock settlement of the stock appreciation right, will not again become shares with respect to which awards may be granted. Each share that will again become a share with respect to which awards may be granted will be added back as one share if such share was subject to an option or stock appreciation right granted under the Plan or under the Prior Plans, each share will be added back as 2.37 shares if such share was subject to a full value award granted under the Plan or an award other than an option or stock appreciation right granted under the Prior Plans, in any case, on or prior to the effective date of the First Amendment and as 2.29 shares if granted such share was subject to a full value award granted under the Plan after the effective date of the First Amendment.

What are the eligibility and participation criteria?

Eligibility to participate in the Plan is limited to our employees, including any officer or employee-director of the Company or any of our affiliates, and any member of our Board. Currently, all of our employees and employees of our subsidiaries and all members of our Board are eligible to participate in the Plan (approximately 21,000 employees and 10 members of our Board as of December 29, 2012). We anticipate that less than 3% of those eligible will participate in the Plan. Participation in the Plan is at the discretion of the Committee.

What are the types of awards that may be made under the Plan?

The Plan permits the granting of the following types of awards: (1) stock options that qualify as incentive stock options under the Code, (2) options other than incentive stock options, which will be referred to as non-qualified stock options, (3) stock appreciation rights (“SARs”), granted either alone or in tandem with other awards under the Plan, (4) restricted stock awards and restricted stock units, (5) performance awards, payable in the form of cash, shares of our common stock, or a combination thereof, including, but not limited to, options, SARs, restricted stock, restricted stock units or other stock-based awards, (6) dividend equivalents and (7) other stock-based awards. Except as otherwise provided by the Committee, no award granted under the Plan may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a participant, except by will or the laws of descent and distribution.

Under what circumstances may dividend equivalents be paid with respect to performance awards?

The Plan prohibits the payment of dividend equivalents on unvested performance awards, but provides that if the Committee administering the Plan were to approve such a payment, it will only be made to the extent that the performance-based vesting conditions are subsequently satisfied and the award vests.

What is the maximum aggregate amount of cash that may be paid to a participant during the year with respect to cash-based performance awards under the Plan?

The Plan provides that the aggregate amount of compensation to be paid to any one participant in respect of all performance-based awards payable in cash, and not related to shares of our common stock, in any fiscal year of the Company shall not exceed $7,500,000.

What special requirements must Section 162(m) “qualified performance-based compensation” awards under the Plan satisfy?

The Committee may grant performance awards that are intended to constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code in order to preserve the deductibility of these awards for federal income tax purposes. Any performance goal established by the Committee for any award which is intended to constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code must satisfy the following requirements:

(i) Such goals must be based on any one or more of the following: asset turn-over, customer satisfaction, market penetration, associate satisfaction or similar indices, price of the Company’s Class A common stock, shareholder return, return on assets, return on equity, return on investment, return on capital, return on invested capital, return on working capital, return on sales, other return measures, sales productivity, sales growth, total new sales, productivity ratios, expense targets, economic profit, economic value added, net earnings (either before or after one or more of the following: interest, taxes, depreciation and amortization), income (either before or after taxes), operating earnings or profit, gross or net profit or operating margin, gross margin, gross or net sales or revenue, cash flow (including, but not limited to, operating cash flow and free cash flow), net worth, earnings per share, earnings per share growth, operating unit contribution, achievement of annual or multiple year operating profit plans, earnings from continuing operations, costs, expenses, working capital, implementation or completion of critical projects or processes, performance achievements on certain designated projects or objectives, debt levels, market share, total shareholder return or similar financial performance measures as may be determined by the Committee, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices.

(ii) The Committee may, in its sole discretion, provide that one or more of the following objectively determinable adjustments will be made to one or more of such goals: items related to a change in accounting principle; items relating to financing activities; expenses for restructuring or productivity initiatives; other non-operating items; items related to acquisitions; items attributable to the business operations of any entity acquired by the Company during the performance period; items related to the disposal or sale of a business or segment of a business; items related to discontinued operations; items attributable to any stock dividend, stock split, combination or exchange of shares occurring during the performance period; any other items of significant income or expense which are determined to be appropriate adjustments; items relating to unusual or extraordinary corporate transactions, events or developments; items related to amortization of acquired intangible assets; items that are outside the scope of the Company’s traditional, ongoing business activities; or items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions. For any performance goal established by the Committee for any award which is intended to constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code, any determinable adjustments will be made within the time prescribed by, and otherwise in compliance with such provision.

(iii) Such goals may be established on a cumulative basis or in the alternative, and may be established on a stand-alone basis with respect to the Company, any of its operating units, or an individual, or on a relative basis with respect to any peer companies or index selected by the Committee.

(iv) Such goals may be based on an analysis of historical performance and growth expectations for the business, financial results of other comparable businesses, and progress towards achieving the long-range strategic plan for the business.

(v) Such goals will be established in such a manner that a third party having knowledge of the relevant facts could determine whether the goals have been met.

To the extent necessary to comply with the requirements of Section 162(m) of the Code, with respect to any award granted to one or more employees for whom such award is or could be subject to Section 162(m) of the Code, and which is intended to constitute “qualified performance-based compensation,” no later than 90 days following the commencement of any performance period or any designated fiscal period or period of service (or such earlier time as may be required under Section 162(m) of the Code), the Committee must, in writing, (a) designate one or more participants, (b) select the performance criteria and adjustments applicable to the performance period (as provided above), (c) establish the performance goals and amounts of such awards, as applicable, which may be earned for such performance period based on the performance criteria, (d) specify the relationship between performance criteria and the performance goals and the amounts of such awards, as applicable, to be earned by each participant for such performance period, and (e) establish, in terms of an objective formula or standard, the method for computing the amount of compensation payable upon attainment of the performance goals, such that a third party having knowledge of the relevant facts could calculate the amount to be paid. Following the completion of each performance period, the Committee must determine whether and the extent to which the applicable performance goals have been achieved for such performance period and approve any payments, which determination and approvals will be recorded in minutes of the Committee. In determining the amount earned under such awards, with respect to any award granted to one or more employees for whom such award is or could be subject to Section 162(m) of the Code and which is intended to constitute “qualified performance-based compensation,” the Committee will have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the performance period.

Unless otherwise provided in the applicable award agreement and only to the extent otherwise permitted by Section 162(m) of the Code, as to an award that is intended to constitute “qualified performance-based compensation,” the participant must be employed by the Company or any of its affiliates throughout the performance period. Furthermore, a participant will be eligible to receive payment pursuant to such awards for a performance period only if and to the extent the performance goals for such period are achieved, and only after the Committee has certified in writing that such goals have been achieved.

Are awards granted under the Plan subject to any compensation recovery policy?

The Plan provides that awards may be subject to the Company’s compensation recovery policy, including any policy that is intended to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations thereunder.

How can the Plan be amended or terminated?

Our Board may amend, alter, or terminate the Plan at any time. However, we must generally obtain approval by our shareholders for any change that would increase the number of shares subject to the Plan, increase the per person annual limitation on awards, increase the number of shares which can be issued other than for stock options or stock appreciation rights, lower the price per share of an option or stock appreciation right after it is granted, cancel an option or stock appreciation right in exchange for cash or another award when the option or stock appreciation right price per share exceeds the fair market value of the underlying shares, or effect a repricing of outstanding stock options or stock appreciation rights, or that would require shareholder approval under any regulatory or tax requirement that our Board deems desirable to comply with or to obtain relief under. In addition, any amendment, alteration or termination of the Plan is subject to the requirement that no rights under an outstanding award may be impaired by such action without the consent of the holder. The Committee may amend or modify the terms of any outstanding award, but only with the consent of the participant if such amendment would impair his or her rights. In the event of certain corporate transactions or events affecting the shares or our corporate structure, the Committee may make certain adjustments as set forth in the Plan.

When does the Plan terminate?

Unless earlier terminated by our Board, the Plan will terminate on, and no award may be granted under the Plan after, June 7, 2021.

What happens in the event of a merger or other corporate transaction or event?

In the event of a merger of the Company into another corporation, each outstanding award may be assumed, or substituted for an equivalent award, by the successor corporation. If the successor corporation does not provide for the assumption or substitution of the awards, the Committee may cause all awards to become fully exercisable prior to the date of the merger. If an award becomes exercisable in lieu of assumption or substitution in connection with a merger, the award will be exercisable for 15 days and will terminate at the end of such period.

In addition, in the event of a merger or in the event of certain other unusual or nonrecurring transactions or events affecting us or any of our affiliates, or our financial statements or the financial statements of any of our affiliates, or of changes in applicable laws, regulations or accounting principles, the administrator may, in its discretion and on such terms and conditions as it deems appropriate, take one or more of the following actions:

•	Provide for the purchase of an award for an amount of cash equal to the amount that could have been attained upon the exercise of such award or realization of the participant’s rights;

•

Provide for the replacement of one or more awards with other rights or property selected by the administrator in its sole discretion having an aggregate value not exceeding the amount that could have been attained upon the exercise of such award or realization of the participant’s rights had such award been currently exercisable or payable or fully vested;

•

Provide that one or more awards will be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or will be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

•

Adjust the number and type of shares of the Company’s stock (or other securities or property) subject to outstanding awards, and/or in the terms and conditions of (including the grant, exercise or purchase price), and the criteria included in, outstanding options, rights and awards and options, rights and awards that may be granted in the future;

•	Provide that the award will be exercisable or payable or fully vested as to all shares covered thereby, notwithstanding anything to the contrary in the award agreement or the Plan; and

•	Provide that the award cannot vest, be exercised or become payable after such event.

What are the U.S. federal income tax consequences under the Plan?

The Plan is not subject to any provision of the Employee Retirement Income Security Act of 1974, as amended, and is not qualified under Section 401(a) of the Code.

Options. There will generally be no federal income tax consequences to a participant or to us upon the grant of either an incentive stock option or a nonqualified stock option under the Plan. The maximum term of an option is 10 years.

Nonqualified Stock Options. A participant will recognize ordinary income when he or she exercises a nonqualified stock option. The amount of the income is the amount by which the fair market value of the stock received upon exercise of the option (assuming the stock is fully vested at that date) exceeds the exercise price of the option. We generally will be entitled to an income tax deduction equal to the amount included as compensation in the gross income of the participant at the time that income is required to be recognized by the participant, i.e., at the time of exercise of the option.

Incentive Stock Options. A participant will not recognize any immediately taxable income when he or she exercises an incentive stock option. A participant can defer income recognition until the time that shares are sold and may also have the benefit of long-term capital gain treatment for any gain if the prescribed holding periods are met. Some of these holding periods and employment requirements are liberalized in the event of a participant’s death or disability while employed by us. We are generally not entitled to any tax deduction with respect to the grant or exercise of incentive stock options.

If the participant does not hold the shares for the full term of the required holding periods, a portion of the gain on the sale of such shares will be taxed to a participant as ordinary income and we will be entitled to a deduction in the same amount, subject to certain conditions. The amount taxed as ordinary income will be the lesser of the following: (1) the fair market value of the shares on the date of exercise minus the option price and (2) the amount realized on disposition minus the exercise price. The balance of any gains will be taxed as short-term or long-term capital gain, depending on the holding period.

In addition, the “spread” between the exercise price and the fair market value of the stock upon exercise of the option is an adjustment in computing alternative minimum taxable income for the participant in the year that the participant exercises the option.

Stock Appreciation Rights. Neither a participant nor we will incur any federal income tax consequences upon the grant of a SAR. Normally, the holder of a SAR will recognize ordinary income on the date the SAR is exercised. The amount of income the participant realizes on the exercise of the SAR is equal to the cash and/or the fair market value of property received. At the time a SAR is exercised, we will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant and will also be required to withhold payroll taxes on this amount. The maximum term of a SAR is 10 years.

Restricted Stock Awards and Restricted Stock Units. Neither we nor a participant will incur any federal income tax consequences upon the grant of restricted stock awards and restricted stock units until expiration of the restricted period and the satisfaction of any other conditions applicable to the restricted stock awards or restricted stock units. At that time, a participant generally will recognize taxable income equal to the aggregate amount of cash received and the then fair market value of the stock and, subject to certain conditions, we will be entitled to a corresponding deduction. However, a participant may elect under Section 83(b) of the Code, within 30 days after the date of the grant of restricted stock, to recognize ordinary income as of the date of grant and we will be entitled to a corresponding deduction at that time.

We will be entitled to a deduction for the compensation element inherent in a restricted stock award at the time the participant includes the amounts as ordinary income — either upon the lapse of the restriction or at the time of any election by the participant under Section 83(b) of the Code.

Performance Awards. Neither a participant nor we will incur any federal income tax consequences upon the grant of performance awards. Participants generally will recognize taxable income at the time when payment for the performance awards is received in an amount equal to the aggregate amount of cash and the fair market value of shares acquired. We will generally be entitled to an income tax deduction equal to the amount included as compensation in the gross income of the participant at the time that income is required to be recognized by the participant, subject to certain conditions.

Dividend Equivalents. Dividend equivalents are rights to receive the equivalent value of dividends paid on our common stock. They represent the value of the dividends per share paid by the Company, calculated with reference to the number of shares covered by any award held by the participant.

Tax Deductions and Section 162(m) of the Code. We generally should be entitled to a federal income tax deduction at the same time and in the same amount as the recipient recognizes ordinary income, subject to the limitations of Section 162(m) of the Code with respect to compensation paid to certain “covered employees.” Under Section 162(m), income tax deductions of publicly-held corporations may be limited to the extent total compensation (generally including base salary, annual bonus and non-qualified benefits paid) for certain executive officers exceeds $1 million in any one year. The Section 162(m) deduction limit, however, does not apply to certain “qualified performance-based compensation” as provided for by the Code and established by an independent compensation committee. In particular, stock options and stock appreciation rights will satisfy the “qualified performance-based compensation” exception if the awards are made by a qualifying compensation committee, the underlying plan sets the maximum number of shares that can be granted to any person within a specified period and the compensation is based solely on an increase in the stock price after the grant date (i.e., the exercise price or base price is greater than or equal to the fair market value of the stock subject to the award on the grant date). Other awards granted under the Plan may constitute “qualified performance-based compensation” for purposes of Section 162(m) if such awards are granted or vest based upon the achievement of one or more pre-established objective performance goals using one of the performance criteria as described above.

The Plan is structured in a manner that is intended to provide the Committee with the ability to provide awards that satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code. In the event the Committee determines that it is in our best interests to make use of such awards, the remuneration attributable to those awards should not be subject to the $1 million limitation. We have not, however, requested a ruling from the Internal Revenue Service or an opinion of counsel regarding this issue. This discussion will neither bind the Internal Revenue Service nor preclude the Internal Revenue Service from adopting a contrary position.

Section 409A of the Code. Certain awards under the Plan may be considered “non-qualified deferred compensation” for purposes of Section 409A of the Code, which imposes additional requirements on the payment of deferred compensation. Generally, if at any time during a taxable year a non-qualified deferred compensation plan fails to meet the requirements of Section 409A, or is not operated in accordance with those requirements, all amounts deferred under the non-qualified deferred compensation plan for the current taxable year and all preceding taxable years, by or for any participant with respect to whom the failure relates, are includible in the gross income of the participant for the taxable year to the extent not subject to a substantial risk of forfeiture and not previously included in gross income. If a deferred amount is required to be included in income under Section 409A, the amount also is subject to interest and an additional income tax. The interest imposed is equal to the interest at the underpayment rate plus one percentage point, imposed on the underpayments that would have occurred had the compensation been includible in income for the taxable year when first deferred, or if later, when not subject to a substantial risk of forfeiture. The additional income tax is equal to 20% of the compensation required to be included in gross income.

New Plan Benefits

Certain tables above in this proxy statement, including the Summary Compensation Table, Grants of Plan-Based Awards Table, and Outstanding Equity Awards at Fiscal Year End Table, set forth information with respect to prior awards granted to our individual named executive officers under the Plan (prior to the approval of the First Amendment). Awards under the Plan (as amended by the First Amendment) are subject to the discretion of the Committee, and the Committee has not made any determination with respect to future grants to any individuals under the Plan (as amended by the First Amendment) as of the date of this proxy statement. Therefore, it is not possible to determine the future benefits or awards that will be received by participants.

The following table provides information as of March 15, 2013, with respect to awards granted under the Plan to our individual named executive officers and other groups since the inception of the Original Plan in 2003.

Awards Granted Since Inception

Awards Granted Under 2011 Incentive Plan Since Inception of the Original Plan Through March 15, 2013

Name and Position	Number of Shares Underlying Option Grants	Number of Shares Underlying Restricted Stock Unit Grants	Number of Restricted Stock Grants
Alain Monié, Director, President and Chief Executive Officer	539,159	724,177	—
William D. Humes, Chief Operating and Financial Officer	373,992	336,481	—
Keith W.F. Bradley, Senior Executive Vice President and President, Ingram Micro North America	401,270	317,798	—
Shailendra Gupta, Senior Executive Vice President and President, Ingram Micro Asia Pacific	159,431	266,800	60,047
Alain Maquet, Senior Executive Vice President and President, Ingram Micro EMEA	268,810	242,894	—
Gregory M.E. Spierkel, Former Chief Executive Officer	1,194,549	893,804	—
All Current Executive Officers as a Group	3,510,944	3,748,763	60,047
Dale R. Laurance, Director	43,558	173,807	10,037
Howard I. Atkins, Director	—	19,410	44,194
Leslie S. Heisz, Director	—	44,861	6,626
John R. Ingram, Director	29,795	7,450	47,673
Orrin H. Ingram, Director	190,262	—	—
Linda Fayne Levinson, Director	31,676	38,215	11,090
Scott A. McGregor, Director	—	24,785	—
Paul Read, Director	—	—	10,296
Michael T. Smith, Director	49,551	13,607	41,434
Joe B. Wyatt, Director	196,582	—	—
All Current Directors Who Are Not Executive Officers as a Group	541,424	322,135	171,350
All Other Participants as a Group (1)	17,517,793	8,564,530	224,577

(1)	Includes all employees, other than current executive officers and current directors who are not executive officers (17,415,189 shares underlying option grants, 8,524,599 shares underlying restricted stock unit grants and 218,567 shares underlying restricted stock grants) and former directors.

Equity Compensation Plan Information

The following table provides information as of December 29, 2012, the last day of our 2012 fiscal year, with respect to compensation plans under which shares of our common stock are authorized for issuance.

Plan Category	(a) Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	(b) Weighted-average Exercise Price of Outstanding Options, Warrants and Rights (1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (2)
Equity Compensation Plans Approved by Shareholders	5,645,403	$17.36	9,335,150
Equity Compensation Plans Not Approved by Shareholders	None	None	None

Total	5,645,403	$17.36	9,335,150

(1)	Does not reflect shares underlying unvested time-based and performance-based restricted stock unit awards of 5,364,305 at target achievement and an additional 1,620,873 shares at maximum achievement.

(2)	Balance reflects shares available for issuance, taking into account granted options, time-based restricted stock unit awards and performance-based restricted stock unit awards assuming maximum achievement.

The following table provides information as of March 15, 2013, with respect to compensation plans under which shares of our common stock are authorized for issuance.

Plan Category	(a) Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	(b) Weighted-average Exercise Price of Outstanding Options, Warrants and Rights (1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (2)
Equity Compensation Plans Approved by Shareholders	4,759,331	$17.51	9,835,220
Equity Compensation Plans Not Approved by Shareholders	None	None	None

Total	4,759,331	$17.51	9,835,220

(1)	Does not reflect shares underlying unvested time-based and performance-based restricted stock unit awards of 4,195,133 at target achievement and an additional 835,626 shares at maximum achievement. Weighted-average remaining life of outstanding options is 2.82 years.

(2)	Balance reflects shares available for issuance, taking into account granted options, time-based restricted stock unit awards and performance-based restricted stock unit awards assuming maximum achievement.

The following information regarding all existing equity compensation plans as of March 15, 2013 updates the information included in this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 29, 2012:

Shares of common stock available for grant (at target)	11,815,654
Stock options and stock appreciation rights outstanding	4,759,331
Weighted average exercise price of outstanding stock options under all existing equity compensation plans	$17.51
Weighted average remaining contractual term of outstanding stock options	2.82 years
Full Value Awards (as defined on page 60 of this Proxy Statement) outstanding	4,195,133
Total awards (includes stock options, stock appreciation rights, and Full Value Awards) outstanding at target	8,954,464
Total shares of common stock outstanding	151,401,217

What is the required vote to approve the proposal?

Approval of the First Amendment to the Plan requires the affirmative vote of a majority of the shares of Class A common stock present or represented at the annual meeting and entitled to vote on the proposal.

What if the required vote is not obtained?

If a majority of the shares of Class A common stock present or represented at the annual meeting and entitled to vote do not vote to approve the First Amendment to the Plan, the Plan will remain in full force without giving effect to the First Amendment, and we may continue to grant awards under the Plan.

PROPOSAL NO. 4

RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Recommendation of the Board of Directors

The Board of Directors recommends that you vote “FOR” the ratification of the selection of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the current fiscal year, which is designated as Proposal No. 4 on the enclosed proxy card.

PwC served as Ingram Micro’s independent registered public accounting firm for the 2012 fiscal year. PwC has advised Ingram Micro that it has no direct or indirect financial interest in Ingram Micro. Representatives of PwC are expected to be present at the 2013 annual meeting of shareholders, with the opportunity to make a statement should they desire to do so, and will be available to respond to appropriate questions from shareholders. We anticipate that our Audit Committee will retain PwC to continue to serve as Ingram Micro’s independent registered public accounting firm for 2013. See “Report of the Audit Committee”. The following fees were charged by PwC for 2011 and 2012 fiscal year services to Ingram Micro:

•

Audit Fees. PwC’s fees for auditing Ingram Micro’s annual financial statements and internal controls pursuant to the Sarbanes-Oxley Act of 2002, review of interim financial statements included in the Company’s Form 10-Q filings, and services that are normally provided by PwC in connection with statutory and regulatory filings or engagements were (1) $6,875,000 for fiscal year 2011, of which $4,229,000 was billed by PwC in fiscal 2012, and (2) $8,366,000 for fiscal year 2012, of which $4,811,000 will be billed by PwC in fiscal 2013. The actual amounts that will be paid in fiscal year 2013 may be different due to the impact of foreign exchange at the time the actual bills are paid.

•

Audit-Related Fees. PwC’s fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees” above for fiscal years 2011 and 2012 were $283,000 and $1,157,000, respectively, relating to due diligence services related to our acquisitions, agreed-upon or attestation procedures that are required to be delivered by the Company’s independent or statutory auditor pursuant to local law or regulations and/or corporate reorganization activities, as well as consultations by the Company’s management regarding the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of proposed rules, standards or interpretations by the PCAOB, SEC, FASB, or other regulatory or standard setting bodies.

•

Tax Fees. PwC fees for services which were principally related to tax compliance and consulting matters were $42,000 in fiscal year 2011 and $610,000 in fiscal 2012. These tax fees related to consultations on technical tax matters, including assistance with U.S. Federal, state and local and international tax matters.

•	All Other Fees. There were no other services or related fees incurred or paid to PwC in fiscal year 2011 or 2012.

Management is required to review and obtain the prior approval of the Audit Committee for all non-audit services proposed to be provided by the independent accountants. We review whether the provision of such services by the independent accountants would be compatible with the maintenance of PwC’s independence in the performance of its auditing functions for us.

The Audit Committee annually reviews its policy on audit and non-audit services performed by Ingram Micro’s independent registered public accounting firm. Unless a proposed service to be provided by Ingram Micro’s independent registered public accounting firm has received general pre-approval in accordance with the guidelines discussed below, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved fee levels will require additional pre-approval by the Audit Committee.

The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. The Audit Committee must approve any significant changes in terms, conditions and fees resulting from changes in audit scope, company structure or other matters. Additional fees in excess of 10% of the amount initially approved in connection with the annual audit services require additional pre-approval by the Audit Committee. With respect to certain categories of non-audit services, the Audit Committee has concluded that the provision of such services does not impair Ingram Micro’s independent registered public accounting firm’s independence, and the Audit Committee has provided (and the Audit Committee will annually review and provide) general pre-approved categories of services that may be provided by Ingram Micro’s independent registered public accounting firm without obtaining pre-approval for each specific non-audit assignment.

The term of any pre-approval is generally twelve months from the date of pre-approval, unless the Audit Committee provides for a different period. The Audit Committee may revise the list of general pre-approved services from time to time, based on subsequent determinations. The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. In addition, on a periodic basis, Ingram Micro’s management reports to the Audit Committee the services actually provided by Ingram Micro’s independent registered public accounting firm pursuant to the Audit Committee’s pre-approval policy.

All audit and non-audit services described above were provided pursuant to pre-approval policies of the Audit Committee.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Ingram Micro filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report by reference therein.

The Audit Committee of the Board of Directors has furnished the following report.

The charter of the Audit Committee of the Board of Directors of Ingram Micro Inc. (“Ingram Micro”) specifies that the purpose of the Audit Committee is to discharge its responsibilities as set forth in Ingram Micro’s Amended and Restated Bylaws and to assist the Board’s oversight of:

•	the integrity of Ingram Micro’s financial reporting process and systems of internal controls regarding finance, accounting, legal and ethical compliance;

•	Ingram Micro’s compliance with legal and regulatory requirements; and

•	the independence and performance of Ingram Micro’s independent external auditors and internal audit department.

In addition, the Audit Committee is charged with providing an avenue of open communication among Ingram Micro’s independent registered public accounting firm, management, internal audit department, and Board of Directors.

The Audit Committee expects to consider further amendments to its Charter from time to time as rules and standards are revised and/or finalized by various regulatory agencies, including the SEC and the NYSE, and to address any changes in Ingram Micro’s operations, organization or environment.

The Audit Committee meets with management periodically to consider the adequacy of Ingram Micro’s disclosure and internal controls and compliance with applicable laws and company policies, as well as the quality of its financial reporting, including the application of critical accounting policies. As part of this process, the Audit Committee has, in connection with Ingram Micro’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX 404”), reviewed on a periodic basis with management and Ingram Micro’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), Ingram Micro’s SOX 404 compliance process for 2012, and will continue this monitoring in subsequent years.

As part of its oversight activities, the Audit Committee monitors the scope and adequacy of Ingram Micro’s internal auditing program, including reviewing staffing levels and steps taken to implement recommended improvements in internal controls. The Audit Committee discusses these matters with Ingram Micro’s independent registered public accounting firm and with appropriate Company management and internal auditors.

The Audit Committee’s meetings include, whenever appropriate, executive sessions with Ingram Micro’s independent registered public accounting firm and with Ingram Micro’s internal auditors, in each case without the presence of Ingram Micro’s management.

The Audit Committee appoints Ingram Micro’s independent registered public accounting firm for the purpose of issuing an audit report on Ingram Micro’s annual financial statements or performing related work and approves the firm’s compensation.

As part of its oversight of Ingram Micro’s financial statements, the Audit Committee reviews and discusses with both management and Ingram Micro’s independent registered public accounting firm all annual and quarterly financial statements, including reviewing Ingram Micro’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” prior to their issuance.

The Audit Committee reviewed and discussed with management Ingram Micro’s audited financial statements for the fiscal year ended December 29, 2012, including significant accounting and disclosure matters. Management has represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee also discussed Ingram Micro’s earnings press releases, as well as financial information and outlook provided to analysts and rating agencies, in accordance with the NYSE corporate governance rules.

The Audit Committee received and reviewed the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence.

The Audit Committee discussed with PwC matters relating to its independence, including monitoring compliance with Ingram Micro’s pre-approval of non-audit services and performing a review of audit and non-audit fees. The Audit Committee also discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, including the quality of Ingram Micro’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Ingram Micro’s Annual Report on Form 10-K for the fiscal year ended December 29, 2012, for filing with the SEC.

Members of the Audit Committee of the Board of Directors of Ingram Micro Inc.

Leslie S. Heisz (Chair)
Howard I. Atkins
Scott McGregor
Paul Read
Michael T. Smith
Joe B. Wyatt

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are Ingram Micro shareholders will be “householding” our proxy materials. A single proxy statement may be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or the Company that you no longer wish to participate in “householding.”

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may (1) notify your broker, (2) direct your written request to: Ingram Micro Inc., 1600 East Saint Andrew Place, Santa Ana, California 92705, Attention: Corporate Communications and Investor Relations Department or (3) contact our Investor Relations department by telephone at (714) 566-1000. Shareholders who currently receive multiple copies of the proxy statement or annual report at their address and would like to request “householding” of their communications should contact their broker. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a shareholder at a shared address to which a single copy of the documents was delivered.

ANNUAL REPORT

Our annual report for the fiscal year ended December 29, 2012, including the consolidated financial statements audited by PwC, independent registered public accounting firm, and their report thereon dated February 27, 2013, is being mailed to all shareholders with this proxy statement. In addition, a copy of our annual report, which includes our Form 10-K for the fiscal year ended December 29, 2012 (with exhibits 23.1, 31.1, 31.2, and 32.1 only), as filed with the SEC, will be sent to any shareholder without charge upon written request to: Ingram Micro Inc., 1600 East Saint Andrew Place, Santa Ana, California 92705, Attention: Corporate Communications and Investor Relations Department. Our annual report on Form 10-K can also be reviewed by accessing the SEC’s Internet site at http://www.sec.gov or our Internet site at http://www.ingrammicro.com. This text is not an active link and our Internet site and the information contained on that site, or connected to that site, is not incorporated into this proxy statement.

STOCK PERFORMANCE GRAPH

The stock price performance graph below, which assumes a $100 investment on the last trading day of our 2007 fiscal year (December 28, 2007) and reinvestment of any dividends, compares our cumulative total shareholder return, the NYSE Composite Index and the Standard Industrial Classification (“SIC”) Code Index (SIC Code 5045 — Computer and Computer Peripheral Equipment and Software) for the five year period ended on the last trading day of our 2012 fiscal year (December 28, 2012). The historical price performance of our common stock is not an indication of its future performance.

	FISCAL YEAR ENDING*
	12/29/07	1/3/09	1/2/10	1/1/11	12/31/11	12/29/12
Ingram Micro Inc.	100.00	76.14	95.04	103.98	99.07	90.09
NYSE Composite Index	100.00	62.02	77.42	87.78	84.41	96.43
SIC Code Index	100.00	66.74	98.17	106.25	98.56	90.46

*$100 invested starting on the last trading day of our fiscal year ending December 29, 2007 in stock or index, including reinvestment of dividends. Information provided is as of the last trading day of each fiscal year.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by shareholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders.

SHAREHOLDER PROPOSALS

Shareholders interested in submitting a proposal for inclusion in the proxy materials for our 2014 annual meeting of shareholders may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, our Corporate Secretary must receive shareholder proposals no later than December 24, 2013.

Shareholders may wish to have a proposal presented at the annual meeting of shareholders in 2014, but without the Company being required to include that proposal in the Company’s proxy statement relating to that annual meeting. Such proposals must be received by the Corporate Secretary by March 9, 2014.

By order of the Board of Directors,

Larry C. Boyd Executive Vice President, Secretary and General Counsel

April 23, 2013

Santa Ana, California

EXHIBIT A

FIRST AMENDMENT TO

INGRAM MICRO INC.

2011 INCENTIVE PLAN

THIS FIRST AMENDMENT TO INGRAM MICRO INC. 2011 INCENTIVE PLAN (this “First Amendment”) is made and adopted by Ingram Micro Inc., a Delaware corporation (the “Company”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Plan (as defined below).

WHEREAS, the Company maintains the Ingram Micro Inc. 2011 Incentive Plan (the “Plan”);

WHEREAS, pursuant to Section 13(a) of the Plan, the Plan may be amended from time to time by the Company’s Board of Directors (the “Board”);

WHEREAS, the Board desires to amend the Plan to increase the maximum aggregate number of Shares available for issuance and delivery pursuant to Awards granted under the Plan as set forth herein, subject to approval of this First Amendment by the Company’s shareholders; and

WHEREAS, this First Amendment shall become effective upon the approval of this First Amendment by the Company’s shareholders (the date of such approval, the “Amendment Effective Date”).

NOW, THEREFORE, BE IT RESOLVED, that the Plan be amended as follows, effective as of the Amendment Effective Date:

1.    Section 4 of the Plan is hereby amended and restated in its entirety as follows:

“(a) Number of Shares. Subject to adjustment as provided in Section 4(c) and 4(d), a total of 37,234,000 Shares may be issued or delivered pursuant to Awards under the Plan, less one (1) Share for every one (1) Share issued in respect of an Option or Stock Appreciation Right granted after the Amendment Effective Date, and 2.29 Shares for every one (1) Share issued in respect of a Full Value Award granted after the Amendment Effective Date. Shares issued in respect of any Full Value Award granted under the Plan or any award other than an option or stock appreciation right granted under any of the Prior Plans, in each case, on or before June 8, 2011 shall be counted against the Share limit set forth in the preceding sentence at the ratio of 1.9 Shares for every one (1) Share issued in respect of such award, and Shares issued in respect of any Full Value Award granted under the Plan, in each case, during the period beginning on June 9, 2011 and ending on the day immediately prior to the Amendment Effective Date shall be counted against the Share limit set forth in the preceding sentence at the ratio of 2.37 Shares for every one (1) Share issued in respect of such award. In addition, subject to adjustment under Section 4(c), no more than 37,234,000 Shares may be subject to Incentive Stock Options granted under the Plan and no Eligible Individual may receive Awards under the Plan in any calendar year that relate to more than 2,000,000 Shares.

(b) Forfeited or Expired Shares; Settled Awards. If (i) any Shares subject to an Award are forfeited or expire or an Award is settled for cash (in whole or in part), or (ii) after the Effective Date, any Shares subject to an award under the Prior Plans are forfeited or expire or an award under the Prior Plans is settled for cash (in whole or in part), the Shares subject to such Award or award under the Prior Plans shall, to the extent of such forfeiture, expiration or cash settlement, again be available for Awards under the Plan, in accordance with Section 4(e) below. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares reserved for issuance and delivery of Awards under paragraph (a) of this Section: (i) Shares tendered by a Participant or withheld by Ingram Micro in payment of the exercise price of an Option, (ii) Shares tendered by a Participant or withheld by Ingram Micro to satisfy any tax withholding obligation with respect to an Award other than a Full Value Award, and (iii) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof.

(c) Adjustments. In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, reclassification, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of Ingram Micro, issuance of warrants or other rights to purchase Shares or other securities of Ingram Micro, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of the number of Shares of Ingram Micro (or number and kind of other securities or property) with respect to which Awards may thereafter be granted, the number of Shares or other securities of Ingram Micro (or number and kind of other securities or property) subject to outstanding Awards, and the grant or exercise price with respect to any Award, or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided, in each case, that except to the extent deemed desirable by the Committee, no such adjustment of Awards (i) of Incentive Stock Options shall be authorized to the extent that such authority would cause the Plan to violate Section 422(b)(1) of the Code, as from time to time amended, or (ii) with respect to any Award would be inconsistent with the Plan’s meeting the requirements of Section 162(m) of the Code, as from time to time amended.

(d) Substitute Awards. Substitute Awards shall not reduce the Shares reserved for issuance and delivery of Awards under the Plan or authorized for grant to a Participant. Additionally, in the event that a company acquired by Ingram Micro or any subsidiary of Ingram Micro or with which Ingram Micro or any subsidiary of Ingram Micro combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares reserved for issuance and delivery of Awards under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed immediately before the transaction by Ingram Micro or any of its subsidiaries.

(e) Shares Again Available for Awards. Any Shares that again become available for issuance and delivery pursuant to this Section 4 shall be added back as (i) one (1) Share if such Shares were subject to Options or Stock Appreciation Rights granted under the Plan or options or stock appreciation rights granted under the Prior Plans, (ii) as 2.37 Shares if such Shares were subject to Full Value Awards granted under the Plan or awards other than options or stock appreciation rights granted under the Prior Plans, in any case, on or prior to the Amendment Effective Date, and (iii) as 2.29 Shares if such Shares were subject to Full Value Awards granted under the Plan after the Amendment Effective Date.”

3.    This First Amendment shall be and is hereby incorporated in and forms a part of the Plan.

4.    All other terms and provisions of the Plan shall remain unchanged except as specifically modified herein.

*            *             *

I hereby certify that the foregoing First Amendment was duly adopted by the Board of Directors of Ingram Micro Inc. on [                    ], 2013.

Executed on this          day of [                    ], 2013.

Secretary

*             *             *

I hereby certify that the foregoing First Amendment was duly approved by the shareholders of Ingram Micro Inc. on [                    ], 2013.

Executed on this          day of [                    ], 2013.

Secretary

INGRAM MICRO

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT LINE SACKPACK

MR A SAMPLE

DESIGNATION (IF ANY)

ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

C123456789

000000000.000000 ext 000000000.000000 ext

000000000.000000 ext 000000000.000000 ext

000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 3:00 a.m., Pacific Time, on June 5, 2013.

Vote by Internet

Go to www.envisionreports.com/IM

Or scan the QR code with your smartphone

Follow the steps outlined on the secure website

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

1234 5678 9012 345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1, FOR Proposal 2, FOR Proposal 3 and FOR Proposal 4.

1. Election of Directors for a term of one year:

+

For Against Abstain

For Against Abstain

For Against Abstain

01 - Howard I. Atkins

02 - Leslie Stone Heisz

03 - John R. Ingram

04 - Orrin H. Ingram II

05 - Dale R. Laurance

06 - Linda Fayne Levinson

07 - Scott A. McGregor

08 - Alain Monié

09 - Paul Read

10 - Michael T. Smith

11 - Joe B. Wyatt

For Against Abstain

2. Approval of Executive Compensation in Advisory Vote.

3. Approval of First Amendment to 2011 Incentive Plan.

For Against Abstain

4. Ratification of the Selection of PricewaterhouseCoopers LLP as Our Independent Registered Public Accounting Firm.

NOTE: The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting and any adjournment thereof.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A – C ON BOTH SIDES OF THIS CARD.

C 1234567890 J N T

1 U P X 1627691

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

01N6AA

+

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Ingram Micro Inc.

+

ANNUAL MEETING OF SHAREHOLDERS JUNE 5, 2013

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, a shareholder of Ingram Micro Inc. (the “Company”), hereby appoints William D. Humes and Larry C. Boyd, and each of them individually, as Proxies to represent and vote all of the Company’s Class A common stock held of record as of the end of the business day on April 9, 2013 by the undersigned, each with full power of substitution, at the Annual Meeting of Shareholders of the Company, to be held on Wednesday, June 5, 2013, beginning at 10:00 a.m. (local time) at the Company’s Santa Ana campus, 1600 East Saint Andrew Place, Santa Ana, California 92705, and at any adjournment or postponement thereof.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NOT OTHERWISE DIRECTED, WILL BE VOTED IN ACCORDANCE WITH THE BOARD’S RECOMMENDATIONS (I.E., FOR ALL THE NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3 AND FOR PROPOSAL 4). THE PROXIES ARE FURTHER AUTHORIZED, IN THEIR DISCRETION, TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN AND RETURN THIS CARD, VOTE VIA TELEPHONE OR THE INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS OF THIS PROXY CARD, OR ATTEND THE MEETING AND VOTE IN PERSON.

If this Proxy relates to shares held for the undersigned in the Ingram Micro Inc. 401(k) Investment Savings Plan, then, when properly executed, it shall constitute instructions to the plan trustee to vote in the manner directed herein, if received by May 31, 2013.

(ITEMS TO BE VOTED APPEAR ON REVERSE SIDE)

C Non-Voting Items

Change of Address — Please print new address below.

Meeting Attendance

Mark box to the right if you plan to attend the Annual Meeting.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A – C ON BOTH SIDES OF THIS CARD.

+